Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

NBTY, INC.,

(“Buyer”)

BALANCE BAR COMPANY

(“Company”)

and

BALANCE BAR HOLDINGS LLC

(“Seller”)

Dated as of November 19, 2012

i

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 19, 2012, is made by and among NBTY, Inc., a Delaware corporation (“Buyer”), Balance Bar Company, a Delaware corporation (the “Company”), and Balance Bar Holdings LLC, a Delaware limited liability company (“Seller”).

RECITALS

A.                                    Seller is the owner of all of the issued and outstanding shares (the “Shares”) of Company Common Stock representing all of the issued and outstanding shares of capital stock of the Company.

B.                                    Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, in accordance with, and subject to the terms and conditions of, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I
SALE AND TRANSFER OF SHARES; CLOSING

1.1                               Sale of Shares.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer and Buyer agrees to purchase and/or accept from Seller, all of the Shares free and clear of any Liens (the “Sale”).

1.2                               Purchase Price.  The purchase price for the Shares shall be an amount (the “Purchase Price”) equal to (a) the Aggregate Consideration (calculated based upon the estimate provided pursuant to Section 1.5), minus (b) the sum of (i) the aggregate amount of Indebtedness of the Company outstanding immediately prior to the Closing as reflected in the payoff letters with respect thereto delivered in accordance with Section 5.10 (the “Estimated Closing Date Indebtedness Amount”), and (ii) Seller Expenses to the extent unpaid prior to the Closing Date.  At the Closing, a portion of the Purchase Price equal to the sum of (x) the Indemnification Escrow Amount, plus (y) the Working Capital Escrow Amount, plus (z) the Additional Escrow Amount shall be deposited with the Escrow Agent to be held in accordance with the Escrow Agreement and this Agreement.  The Purchase Price shall be subject to adjustment pursuant to Section 1.6.

1.3                               Closing.  The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Dickstein Shapiro LLP, 263 Tresser Boulevard, Stamford, Connecticut 06901, or remotely via the exchange of documents and signatures in PDF format or by facsimile, at 10:00 a.m., Eastern Standard Time, on the later of (x) November 26, 2012 and (y) the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof (other than such conditions which by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time and place as may be agreed to in writing by the parties hereto.  The day on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Subject to the provisions of ARTICLE VIII of this Agreement, the failure to consummate the purchase and sale provided for this Agreement on the date and time and at the place determined pursuant to this Section 1.3 shall not result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation under this Agreement.

1.4                               Deliveries.  At the Closing:

(a)                                 Seller shall deliver, or cause to be delivered, to Buyer, certificates evidencing the Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank.

(b)                                 Buyer shall pay to Seller an amount in cash by wire transfer of immediately available funds to an account designated by Seller at least three (3) Business Days prior to the Closing Date equal to (i) the Purchase Price minus (ii) the sum of (x) the Working Capital Escrow Amount, (y) the Indemnification Escrow Amount and (z) the Additional Escrow Amount.

(c)                                  Buyer will pay, on behalf of the Company, (i) the aggregate amount of the Estimated Closing Date Indebtedness Amount and (ii) Seller Expenses accrued but unpaid as of the Closing, including all Seller Expenses that accrue on the Closing Date, as set forth in Section 5.10.

(d)                                 On or prior to the Closing Date, Buyer and Seller shall enter into the Escrow Agreement with the Escrow Agent.  At the Closing, Buyer shall deposit, or cause to be deposited, the Working Capital Escrow Amount, the Indemnification Escrow Amount and the Additional Escrow Amount with the Escrow Agent in the escrow accounts contemplated by the Escrow Agreement.

(e)                                  The parties shall deliver such other certificates, instruments or documents as required by ARTICLE VI or any other provision of this Agreement.

1.5                               Pre-Closing Purchase Price Adjustment.  At least five (5) days prior to the Closing Date, the Company shall deliver to Buyer a good faith estimate (the “Working Capital Estimate”) of the Net Working Capital as of the Closing without giving effect to any of the transactions contemplated hereby (other than any cash dividend contemplated by Section 1.7) and determined in accordance with the Applicable Accounting Principles, together with related supporting schedules, calculations and documentation which Working Capital Estimate shall be reasonably acceptable to Buyer and any resulting Working Capital Overage or Working Capital Underage.  Notwithstanding the foregoing, Buyer and Seller agree that in the event that the Closing occurs on November 26, 2012, the Working Capital Estimate will be $7,571,537.  Solely for illustrative purposes, Section 1.5 of the Disclosure Schedule sets forth Seller’s reasonably detailed estimation of the Working Capital Estimate as of September 29, 2012.  A “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Target Working Capital.  A “Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Working Capital exceeds the Working Capital Estimate.  The Aggregate Consideration payable at Closing shall be increased by the amount of any Working Capital Overage or decreased by the amount of any Working Capital Underage.

1.6                               Post-Closing Purchase Price Adjustment.

(a)                                 Working Capital Statement.  As soon as practicable but in no event later than one hundred twenty (120) days after the Closing Date, the Company shall deliver to Seller a statement (the “Working Capital Statement”) (x) of the Net Working Capital as of the Closing (the “Final Working Capital”) and (y) of the Indebtedness of the Company as of the Closing (the “Final Indebtedness Amount”) which shall be prepared and calculated without giving effect to any of the transactions contemplated hereby (including the repayment of any outstanding Indebtedness of the Company by Buyer pursuant to Section 1.4(c)) and determined in accordance with the Applicable Accounting Principles, together with related supporting schedules, calculations and documentation.  As used herein, the amount by which the Final Indebtedness Amount (i) exceeds the Estimated Closing Date Indebtedness Amount is hereinafter referred to as the “Indebtedness Excess Amount” or (ii) is less than the Estimated Closing Date Indebtedness Amount is hereinafter referred to as the “Indebtedness Deficiency Amount”.

(b)         Dispute.  Within thirty (30) days following receipt by Seller of the Working Capital Statement, Seller shall either inform Buyer in writing that the Working Capital Statement is acceptable or deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute Seller has with respect to the preparation or content of the Working Capital Statement or the Final Working Capital or Final Indebtedness Amount reflected therein.  The Notice of Disagreement must describe in reasonable detail the item(s) contained in the Working Capital Statement that Seller disputes and the basis for any such disputes.  If Seller does not notify Buyer of a dispute with respect to the Working Capital Statement within such thirty (30)-day period, such Working Capital Statement and the Final Working Capital and Final Indebtedness Amount reflected in the Working Capital Statement will be final, conclusive and binding on the parties.  In the event a Notice of Disagreement is delivered to Buyer, Buyer and Seller shall negotiate in good faith to resolve such dispute.  Any items so resolved shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.  If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within fourteen (14) days after Seller advises Buyer of its objection(s), then Buyer and Seller jointly shall engage the Independent Accountant to resolve such dispute in accordance with the standards set forth in Section 1.6(b).  Seller and Buyer shall use commercially reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to the Independent Accountant within thirty (30) days of the making of such submission.  The scope of the disputes to be resolved by the Independent Accountant shall be limited to whether the item(s) in dispute that were properly included in the Notice of Disagreement were prepared in accordance with Applicable Accounting Principles and the Independent Accountant shall determine, on such basis, whether and to what extent, the Working Capital Statement and the Final Working Capital reflected therein require adjustment. The Independent Accountant is not to make any other determination, including any determination as to whether the Target Working Capital or the Working Capital Estimate is correct.  The Independent Accountant’s decision shall be based solely on written submissions by Seller and Buyer and their respective representatives and not by independent review.  The Independent Accountant shall address only those item(s) in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party.  Buyer and Seller shall share equally the fees and expenses of the Independent Accountant.  All determinations made by the Independent Accountant will be final, conclusive and binding on the parties and shall not be subject to dispute or review.

(c)                                  Access.  For purposes of complying with the terms set forth in this Section 1.6, each party shall cooperate with and make available to the other party(ies) and their respective representatives all information, records, data and working papers, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement or the Final Working Capital reflected therein and the resolution of any disputes in connection therewith.

(d)                                 Downward Adjustment.  If (x) Final Working Capital (as finally determined pursuant to this Section 1.6) plus any Indebtedness Deficiency Amount or minus any Indebtedness Excess Amount is less than (y) the Working Capital Estimate (as finally determined pursuant to this Section 1.6), then the Purchase Price will be adjusted downward by the amount of such shortfall (the “Downward Adjustment Amount”), and (i) Buyer and Seller shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay Buyer, by bank wire transfer of immediately available funds, to an account designated in writing by Buyer, an amount in cash equal to the Downward Adjustment Amount (together with any interest earned thereon) out of the Working Capital Escrow Amount and (ii) Buyer and Seller shall direct the Escrow Agent to pay to the Seller the remainder, if any, of the Working Capital Escrow Amount (together with any interest earned thereon); and if the Downward Adjustment Amount is greater than the Working Capital Escrow Amount, (A) Buyer and Seller shall direct the Escrow Agent to pay to Buyer the Working Capital Escrow Amount (together with any interest earned thereon) and (B) Seller shall pay to Buyer the difference between the Downward Adjustment Amount and the Working Capital Escrow Amount together with interest on such difference at a rate per annum equal to the “prime rate” as published in the Wall Street Journal on the Business Day immediately preceding the date of such payment.  The Downward Adjustment Amount (including interest) shall be paid to Buyer within five (5) Business Days from the date on which the Final Working Capital is finally determined pursuant to this Section 1.6.

(e)          Upward Adjustment.  If (x) the Final Working Capital (as finally determined pursuant to this Section 1.6) plus any Indebtedness Deficiency Amount or minus any Indebtedness Excess Amount is greater than (y) the Working Capital Estimate (as finally determined pursuant to this Section 1.6), then the Purchase Price will be adjusted upward by the amount of such excess (the “Upward Adjustment Amount”), and (i) Buyer shall pay to Seller, by bank wire transfer of immediately available funds, to an account designated in writing by Seller, an amount in cash equal to the Upward Adjustment Amount together with interest on such amount at the rate per annum equal to the “prime rate” as published in the Wall Street Journal on the Business Day immediately preceding the date of such payment and (ii) Buyer and the Seller shall direct the Escrow Agent to pay to the Seller the Working Capital Escrow Amount (including any interest earned thereon) in accordance with the terms of the Escrow Agreement.  The Upward Adjustment Amount (including interest) shall be paid to Seller within five (5) Business Days from the date on which the Final Working Capital is finally determined pursuant to this Section 1.6.

(f)           No Adjustment.  If (x) the Final Working Capital (as finally determined pursuant to this Section 1.6) minus the Estimated Indebtedness Amount is equal to (y) the Working Capital Estimate minus the Final Indebtedness Amount (as finally determined pursuant to this Section 1.6), there shall be no adjustment to the Purchase Price pursuant to this Section 1.6 and Buyer and the Seller shall direct the Escrow Agent to pay to the Seller the Working Capital Escrow Amount (including any interest earned thereon) in accordance with the terms of the Escrow Agreement.

1.7                               Cash.  Notwithstanding any other provision to the contrary contained herein, prior to the Closing, the Company may declare and pay a cash dividend to Seller of any portion of the cash owned by the Company, which dividended cash shall be the sole property of Seller and shall be excluded from the Working Capital Estimate and the Final Working Capital.

1.8                               Withholding.  Buyer and its Affiliates shall be entitled to deduct and withhold from consideration deliverable in connection with the transactions contemplated by this Agreement such amounts that Buyer and its Affiliates are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, or non-U.S. Law.  To the extent that Buyer and its Affiliates withhold such amounts with respect to any Person and remit such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.  Buyer shall notify Seller prior to withholding such amounts.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date that:

2.1                               Organization of Seller.  Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power, authority and capacity to enter into this Agreement, the Escrow Agreement and the other agreements contemplated by this Agreement to be entered into by Seller at Closing and to consummate the transactions contemplated hereby.

2.2                               Authority of Seller.  This Agreement has been and the Escrow Agreement and the other agreements contemplated by this Agreement to be entered into by Seller at Closing will be duly authorized by all necessary limited liability company action of Seller, has been or will be duly and validly executed and delivered and constitutes or will when executed constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

2.3                               No Violation; Consents and Approvals.  The execution and delivery by Seller of this Agreement and the other agreements contemplated by this Agreement to be entered into by Seller at Closing do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the organizational documents of Seller, or (ii) any Order or Applicable Law applicable to Seller or the property or assets of Seller or (b) constitute a breach of or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of Seller under, any material contract to which Seller is a party or by which Seller or any assets of Seller may be bound; provided, however, that no representation or warranty is made in the foregoing clauses (a)(ii) or (b) with respect to matters that, individually or in the aggregate, would not materially impair Seller’s ability to consummate the transactions contemplated hereby.  Except as set forth in Section 2.3 of the Disclosure Schedule, no Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to Seller in connection with the consummation of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, materially impair Seller’s ability to consummate the transactions contemplated hereby.

2.4                               Ownership of Shares.  Seller (i) is the record and beneficial owner of the Shares (ii) has good and valid title to the Shares and (iii) on the Closing Date will transfer good and valid title to the Shares to Buyer free and clear of all Liens.

2.5                               Brokers.  Except as set forth in Section 3.18 of the Disclosure Schedule, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Seller or any of its directors, officers, employees, representatives or agents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule delivered by the Company to Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”), the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

3.1                               Organization, Power and Authority.  The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and the other agreements contemplated by this Agreement to be entered into by the Company at Closing (collectively, the “Seller Agreements”) and to consummate the transactions contemplated hereby, to own, lease and operate its properties and to conduct its business.  The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2                               Authority of the Company.  This Agreement has been, and each other Seller Agreement will be, duly authorized by all necessary corporate power or other action of the

Company, and this Agreement has been, and each other Seller Agreement will be, duly executed and delivered by the Company and constitutes or will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

3.3                               Capitalization.

(a)                                 Section 3.3 of the Disclosure Schedule sets forth the authorized, issued and outstanding capital stock of the Company.  Except as set forth in Section 3.3 of the Disclosure Schedule, there are no shares of Company Common Stock or other equity securities of the Company issued, reserved for issuance or outstanding and no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance or sale of, or based on the value of, shares of any capital stock of the Company.

(b)                                 All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive, subscription or similar rights of any Person or in violation of the Securities Act or any state securities Laws.

3.4                               No Subsidiaries.  The Company has no direct or indirect equity interest in any other corporation, joint venture, partnership, limited liability company or other Person.

3.5                               No Violation; Consents and Approvals.  Except as set forth in Section 3.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the other Seller Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any material violation of or material default (or an event which, with notice or lapse of time or both, would constitute a material default) under (i) any provision of the organizational documents of the Company, or (ii) any Order or Applicable Law applicable to the Company or the property or assets of the Company or (b) conflict with, or result in any material violation of or material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of the Company under, any Material Contract to which the Company is a party or by which the Company or any assets of the Company may be bound.  Except as set forth in Section 3.5 of the Disclosure Schedule, no material Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to the Company in connection with the consummation of the transactions contemplated hereby.

3.6                               Financial Statements; Undisclosed Liabilities.

(a)         Attached to Section 3.6(a) of the Disclosure Schedule are copies of the following: (i) the audited balance sheet of the Company as of December 31, 2011 (the “Balance

Sheet”) and the related audited statements of income, changes in stockholders equity and cash flows for the fiscal year then ended (collectively, the “Annual Financial Statements”) and (ii) the unaudited balance sheet of the Company and the related unaudited statements of income, changes in stockholders equity and cash flows, including related notes, if any, as of and for the nine (9) month period ended September 29, 2012 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).  The Financial Statements (including the notes thereto, if applicable) (x) have been prepared from the books and records of the Company, (y) fairly present in all material respects the financial condition and the results of operations and cash flows of the Company as of the dates and for the periods indicated and (z) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied consistently throughout the period covered thereby; provided that the Interim Financial Statements are subject to normal recurring year-end adjustments, none of which are expected to be material, and do not include footnotes.

(b)                                 To the Knowledge of the Company, the Company does not have any material Liabilities other than (i) as set forth on or accrued or reserved for in the Financial Statements, or (ii) for Liabilities incurred in the ordinary course of business since December 31, 2011.

(c)                                  Since December 31, 2011, (i) no event has occurred or fact or circumstance arisen that has had or would reasonably be expected to result in a Material Adverse Effect and (ii) no action has been taken that if taken after the date hereof but prior to the Closing Date would require the Buyer’s consent under Section 5.1 of the Agreement.

3.7                               Personal Property.

(a)                                 Except as set forth in Section 3.7(a) of the Disclosure Schedule, the Company has good and valid title to all material items of personal property, whether tangible or intangible, owned by it, and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to it (collectively, the “Personal Property”), in each case, free and clear of all Liens.

(b)                                 Except as set forth in Section 3.7(b) of the Disclosure Schedule, all material Personal Property necessary for the operation or conduct of the businesses of the Company as conducted on the date hereof is in the aggregate in adequate operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.

3.8                               Real Property.

(a)                                 As used in this Agreement, the term “Real Property” shall mean all real property and interests in real property owned or leased by the Company.  Section 3.8(a) of the Disclosure Schedule lists all Real Property, and all leases or subleases relative to any Real Property to which the Company is a party (each, a “Real Property Lease”).

(b)         Except as set forth in Section 3.8(b) of the Disclosure Schedule, the Company has valid leasehold interests in the Real Property leased by it under each Real Property Lease, free and clear of all Liens.

(c)          Except as set forth in Section 3.8(c) of the Disclosure Schedule, Company has not received a written notice of any pending condemnation proceedings or eminent domain proceedings of any kind against the Real Property and, to the Company’s Knowledge, none are threatened against the Real Property.

(d)                                 Except as set forth in Section 3.8(d) of the Disclosure Schedule, to the Company’s Knowledge, there are no existing facts which would prevent the Real Property from being used after the Closing Date in a manner comparable to the present use prior to the Closing Date.

(e)                                  The Company does not own any Real Property.

3.9                               Intellectual Property.

(a)                                 Section 3.9(a) of the Disclosure Schedule sets forth a list of all patents, trademarks, trade names, service marks, assumed names, and all applications therefor owned, filed or licensed by the Company and, with respect to registered trademarks, all jurisdictions in which they are registered.  Section 3.9(a) of the Disclosure Schedule includes trademark registrations and patents owned or licensed by the Company in jurisdictions other than the United States and Canada, none of which are material to the business of the Company.

(b)                                 As used in this Section 3.9(b), “Intellectual Property” shall mean all intellectual property set forth in Section 3.9(a) of the Disclosure Schedule and all inventions, designs, copyrights, mask works, trademarks, service marks, trade dress, trade names, secret formulae, trade secrets, secret processes, computer programs, domain names, websites and know-how which are material to the conduct of the business of the Company.  Except as set forth in Section 3.9(b) of the Disclosure Schedule, (i) all Intellectual Property is owned by Company free and clear of all Liens (ii) all of the registrations, issuances and applications set forth in Section 3.9(a) of the Disclosure Schedule are registered in the Company’s name and all such registrations, issuances and applications in the United States and Canada are valid and enforceable in all material respects and (iii) the Company owns or has the right to use all of the Intellectual Property.  Except as set forth in Section 3.10 of the Disclosure Schedule, none of the Intellectual Property is currently involved in any interference, reissue, reexamination, or opposition proceeding.

(c)                                  To the Knowledge of the Company, except as set forth in Section 3.10 of the Disclosure Schedule, since January 1, 2010 no third party has infringed, misappropriated, used or disclosed without authorization, or otherwise violated (any of the foregoing, “Infringed”) any Intellectual Property owned by the Company.  None of the Intellectual Property, nor the use thereof, nor any activity of the Company since January 1, 2010 has Infringed any Intellectual Property of any other Person.

(d)                                 The Company has not received any written claim or notice, or to the Company’s Knowledge, any other claim or notice, from any Person since January 1, 2010 (i) alleging that the Company has Infringed any Intellectual Property of any other Person; (ii) offering to grant a license to or sell any Intellectual Property; or (iii) requesting indemnification or defense with respect to any claims that the Company has Infringed any Intellectual Property, and to the Knowledge of the Company, there is no reasonable basis for any Person to make such a claim or give such a notice.

(e)                                  To the Knowledge of the Company, the execution and delivery of this Agreement, and the performance of the Company’s and the Seller’s obligations hereunder, shall not result in the forfeiture of any rights in any Intellectual Property, nor the breach of any license agreement pertaining to the Intellectual Property.

(f)                                   No current or former employee, officer or director of the Company or its Affiliates holds any right, title or interest in or to any Intellectual Property.  The Company and its Affiliates have taken reasonable efforts to maintain the secrecy of all secret formulae, trade secrets and secret processes of the Company.

3.10                        Litigation.  Except as set forth in Section 3.10 of the Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending, or, to the Company’s Knowledge, claims, actions, suits, proceedings or investigations threatened in writing against or affecting the Company or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party that would reasonably be expected, individually or in the aggregate, to result in monetary damages in excess of $100,000 or with respect to which any party thereto is seeking injunctive relief.  Except as set forth in Section 3.10 of the Disclosure Schedule, the Company has not received any written notice that the Company or any of its assets is subject to any material Order.

3.11                        Employee Benefit Plans.

(a)                                 Section 3.11(a) of the Disclosure Schedule sets forth a complete list of all plans, contracts, agreements, practices, policies or arrangements, oral or written, providing for employment or for any bonuses, deferred compensation, excess benefits, pensions, retirement benefits, profit sharing, stock bonuses, stock options, stock purchases, life, accident and health insurance, hospitalization, vacation, severance pay, change of control payments or benefits, sick pay, leave, disability or tuition refund, including, without limitation, any plan, contract, agreement, practice, policy or arrangement which is an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (collectively, “ERISA”), including any “employee welfare benefit plan” as defined in Section 3(l) of ERISA (“Welfare Plan”) and any employee pension benefit plan as defined in Section 3(2) of ERISA (“Pension Plan”) providing employee benefits or compensation to current or former employees of the Company, in each case, which is sponsored, maintained or contributed to by the Company or as to which the Company is reasonably expected to have any liability (each of the preceding hereinafter is referred to individually as a “Plan” and collectively as the “Plans”).  Section 3.11(a) of the Disclosure Schedule separately sets forth the Plans that are sponsored or maintained by Brynwood Partners Management LLC (the “Seller Plans”, and each Plan that is not a Seller Plan, the “Company Plans”).  Except as set forth in Section 3.11(a) of the Disclosure Schedule, no Company Plan provides compensation or benefits to any individual who is not a current or former Company employee.

(b)                                 Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company has delivered or made available to Buyer a current, accurate and complete copy of:  (i) all documents which comprise the most current version of each such Plan and any related trust agreement or other funding instrument; (ii) the most recent summary plan description and summary of material modifications for each such Plan; (iii) the most recent Internal Revenue Service (“IRS”) determination, opinion or advisory letter for each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code; (iv) the three most recently filed annual reports of Form 5500 for each Company Plan, if applicable; (v) the most recent nondiscrimination test results performed under the Code for each Company Plan, if applicable; and (vi) for each Company Plan, all non-routine filings made with any Governmental Authority during the past three years.

(c)                                  Except as set forth in Section 3.11(c) of the Disclosure Schedule, (i) for each Company Plan that is intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable IRS determination, opinion or advisory letter to such effect and, to the Company’s Knowledge, nothing has occurred, whether by action or inaction, that could reasonably be expected to cause the loss of such qualification, (ii) no “reportable event” within the meaning of Section 4043 of ERISA (other than reportable events for which the notice period has been waived) or “prohibited transaction” within the meaning of Section 406 of ERISA has occurred with respect to any Company Plan and no Tax has been imposed pursuant to Section 4975 or Section 4976 of the Code in respect thereof and (iii) neither Seller nor the Company has incurred any liability to the Pension Benefit Guaranty Corporation (the “PBGC”).

(d)                                 Except as set forth in Section 3.11(d) of the Disclosure Schedule, there are no claims, suits or actions pending by any employee or beneficiary covered under any such Company Plan or otherwise involving any such Company Plan (other than routine claims for benefits).

(e)                                  Each Company Plan is, and during the past three years has been maintained, in material compliance with the provisions of ERISA, the Code, its governing documents and all other Applicable Laws, including, without limitation, all notice and other requirements of the Health Insurance Portability and Accountability Act of 1996, except where the failure to be in compliance could not, individually or in the aggregate, result in a material liability to the Company.

(f)                                   The Company is in material compliance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and all other Applicable Laws which require the continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status.  No Company Plan provides, and the Company has no obligation to provide health or other non-pension benefits to retired or other former employees, except as specifically required by COBRA.

(g)                                  Except as set forth in Section 3.11(g) of the Disclosure Schedule, there are no unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made.

(h)                                 With respect to any Plan:  (i) no filing, application or other matter is pending with the Internal Revenue Service, the PBGC, the United States Department of Labor or any other governmental body, and (ii) there are no outstanding material liabilities for Taxes, penalties or fees.

(i)                                     The Company has not incurred any liability or taken any action and, to the Company’s Knowledge, there is no action or event that could cause it to incur any liability under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA).

(j)                                    Except as set forth in Section 3.11(j) of the Disclosure Schedule, (which indicates the applicable clause of this Section 3.11 (j)), neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated by this Agreement (whether alone or in combination with any other event) will:  (i) result in the payment to any current or former employee of the Company of any compensation or benefits, (ii) accelerate the time of payment, vesting or funding or increase the amount of any compensation or benefits due to any such employee or former employee, (iii) result in the cancellation or forgiveness of any loan to any current or former employee of the Company or (iv) directly or indirectly result in any payment made or to be made to or on behalf of any Person that would constitute a “parachute payment” within the meaning of Section 280G of the Code.  No Company Plan provides for the gross up or reimbursement of or indemnification for any Tax imposed by Section 4999 of the Code.

(k)                                 Except as set forth in Section 3.11(k) of the Disclosure Schedule, no Company Plan is subject to, and the Company does not reasonably expect to incur any material liability in respect of any pension plan that is subject to, Title IV of ERISA or Section 412 of the Code.  Except as set forth in Section 3.11(k) of the Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has filed a notice of intent to terminate any, or withdrawn from any, Pension Plan or adopted any amendment to treat any such plan as terminated, nor is any such plan in “at-risk” status under Title IV of ERISA.  The PBGC has not instituted proceedings to terminate any such plan and, to the Company’s Knowledge, no other event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

(l)                                     Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in material compliance with Section 409A of the Code. No Company Plan provides for the gross up or reimbursement of or indemnification for any Tax imposed by Section 409A of the Code.

3.12                        Taxes.  Except as set forth in Section 3.12 of the Disclosure Schedule:

(a)                                 the Company has filed with the appropriate taxing authorities all income and other material Tax Returns required to be filed by or with respect to the Company, either separately or as part of an affiliated group of corporations and such Tax Returns are correct and complete in all material respects;

(b)                                 the Company has paid all Taxes due and owing for which the Company is liable (whether or not shown to be due on any Tax Returns);

(c)                                  no waivers or extensions of statutes of limitation have been given or, since November 21, 2009, requested with respect to the Company in connection with any Tax Returns covering the Company or with respect to any Taxes payable by it;

(d)                                 the Company has or has caused to be duly withheld and paid over to the appropriate taxing authorities all Taxes required to be so withheld and paid over for all periods under all Applicable Laws;

(e)                                  there are no Liens, with respect to Taxes upon any assets of the Company;

(f)                                   the Company has not received any written notice of deficiency or assessment and, to the Company’s Knowledge, there is no proposed deficiency or assessment from any federal, state, local or other taxing authority with respect to any Tax liability for which the Company may be liable;

(g)                                  there are no Tax audits, examinations, or other administrative or judicial proceedings with respect to Taxes now in progress, pending against or, to the Company’s Knowledge, threatened with respect to, the Company;

(h)                                 since November 21, 2009, no claim has been made in writing by a taxing authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Tax that would be covered by such Tax Return;

(i)                                     the Company (i) has never been a member of any affiliated group filing a consolidated Tax Return for U.S. federal income tax purposes or of any affiliated, consolidated, combined, unitary or other group, as defined under applicable state, local or non-U.S. Law and (ii) has no liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract (other than pursuant to a standard provision in a commercial contract not primarily related to Taxes that was entered into in the ordinary course of business) or otherwise;

(j)                                    the Company is not a party to any Tax allocation, Tax indemnification, Tax sharing or similar agreement or arrangement (other than pursuant to a standard provision in a commercial contract not primarily related to Taxes that was entered into in the ordinary course of business);

(k)                                 the Company is not and has not been at any time during the past five (5) years a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code;

(l)                                     during the five years prior to the date hereof, the Company has never distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361;

(m)                             the Company has never been a party to any “reportable transaction” as defined in Code §6707A and Treasury Regulation §1.6011-4 in any tax year for which the statute of limitations on assessments remains open;

(n)                                 neither the Company nor the Buyer or any of its Affiliates could be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of (i) any change in method of accounting for a Pre-Closing Tax Period, (ii) any written agreement with a Governmental Authority executed on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any prepaid amounts received on or prior to the Closing Date or (vi) any election under Section 108(i) of the Code; and

(o)                                 none of the assets of the Company (i) is an asset or property that the Parent or any of its Affiliates will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) or the Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, (ii) is tax-exempt use property within the meaning of Section 168(h) of the Code, (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code, (iv) secures any debt, the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a 467 rental agreement as defined in Section 467 of the Code.

3.13                        Contracts and Commitments.  Section 3.13 of the Disclosure Schedule sets forth a list, as of the date hereof, of all of the following material agreements, contracts and commitments to which the Company is a party or by which the Company or its assets are bound (except for purchase orders for inventory by the Company in the ordinary course of business which shall not be required to be provided by Seller or disclosed in the Disclosure Schedule but shall be a Material Contract for all other purposes hereunder to the extent described below) (each such agreement, contract or commitment of a type described below, including, without limitation all such agreements, contracts or commitments entered into after the date hereof, a “Material Contract”):

(a)                                 employment agreements, or severance agreements or employee termination arrangements that are not terminable at will by the Company without penalty;

(b)                                 any change of control agreements with employees of the Company;

(c)                                  agreements, contracts, commitments or arrangements containing any covenant limiting the ability of the Company or any of its Affiliates to engage in any line of business or to compete with any business or Person;

(d)                                 agreements or contracts with the Company or any Affiliate of the Company or any officer, director or employee of the Company or any of such Affiliates or any members of their respective immediate families or any Affiliate of any of the foregoing (other than employment, severance and change of control agreements covered by clause (a) or (b) above);

(e)                                  agreements or contracts under which the Company has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of Indebtedness for borrowed or loaned money or any guarantee of such Indebtedness;

(f)                                   any agreements or contracts imposing a Lien on any material assets of the Company;

(g)                                  joint venture agreements, partnership agreements or other agreements involving the sharing of profits;

(h)                                 leases pursuant to which material personal or real property is leased to or from the Company and which provide for payments by or to the Company of more than $50,000 per year;

(i)                                     guaranties, suretyships or other contingent agreements of the Company involving underlying obligations of not less than $50,000;

(j)                                    any agreement, contract, commitment or arrangement relating to capital expenditures with respect to the Company and involving future payments which exceed $50,000 in any twelve (12)-month period;

(k)                                 any requirements or take or pay contracts;

(l)                                     any agreement, contract, commitment or arrangement relating to the acquisition or disposition of any material assets (other than in the ordinary course of business consistent with past practice) or any capital stock of any business enterprise; and

(m)                             contracts (other than those covered by clauses (a) through (j) above) pursuant to which the Company will receive or pay in excess of $150,000 over the life of the contract.

Buyer has been given access to a true, correct, and complete copy of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.  Each Material Contract is a valid and binding agreement and is enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, against the other parties thereto.  With respect to all Material Contracts, the Company is not in material breach thereof or material default thereunder nor, to the Company’s Knowledge, is any other party to any such Material Contract in material breach thereof or material default thereunder, nor does any condition exist under any Material Contract or any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default.

3.14                        Compliance with Laws.

(a)                                 Except as set forth in Section 3.14(a) of the Disclosure Schedule and except that no representation is made in this Section 3.14(a) with respect to the matters described in Sections 3.11, 3.12 and 3.16, since November 21, 2009, the Company has been operated in material compliance with all statutes, laws, rules, regulations, decrees, ordinances, codes or any other requirements or rules of law applicable to the operation of the Company’s business or the ownership, development, manufacture, formulation, packaging, processing, recordkeeping, use, distribution, reimbursement, marketing, labeling, promotion, sale, privacy, security, offer for sale, storage, import, export or disposal of any product manufactured, marketed or sold by or for the Company.  Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Company has all permits, certificates, licenses, approvals and other authorizations required under Applicable Laws or necessary in connection with the conduct of its business except for such permits, certificates licenses, approvals and authorizations the absence of which would not, individually or in the aggregate, result in material Liability to the Company.

(b)                                 Since November 21, 2009, the Company has not filed, or been required to file, any material application, notification, submission, information, claim, report or statistic with the FDA or USDA relating to the Company, its business or the products manufactured, marketed or sold by or for the Company.

(c)                                  Except as set forth in Section 3.14(b) of the Disclosure Schedule, since November 21, 2009, no product sold by the Company or any manufacturing site of the Company, or to the Knowledge of the Company, any manufacturing site which produces products manufactured, marketed or sold by or for the Company has been subject to a Governmental Authority (including Health Canada, the FDA and the USDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority written notice of inspectional observations, “warning letters,” “untitled letters”, notice of deficiency or requests or requirements to make changes to the products sold by the Company that if not complied with would reasonably be expected to result in a material Liability to the Company, or similar written correspondence or notice from Health Canada, the FDA, USDA or other Governmental Authority in respect of the Company’s business and alleging or asserting noncompliance with any applicable Law, permit, certification or such requests or requirements of a Governmental Authority, and, to the Knowledge of the Company, none of Health Canada, the FDA, USDA nor any Governmental Entity is considering such action.

(d)                                 Section 3.14(c) of the Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, warnings, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety or regulatory compliance of the Company Products (“Safety Notices”) since November 21, 2009, (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Company’s Knowledge, any material complaints with respect to the products sold by the Company that are currently unresolved.

3.15                        Labor Matters.  Except as set forth in Section 3.15 of the Disclosure Schedule, (a) to the Company’s Knowledge, the Company is, and during the past three years has been, in compliance in all material respects with all Applicable Laws regarding employment and employment practices, (b) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending with respect to the business of the Company, (c) there is no labor strike, slowdown, work stoppage or lockout in effect or, to the Company’s Knowledge, threatened against the Company, and the Company has not experienced any such labor controversy since January 1, 2010, (d) there is no material charge or complaint pending against the Company before the Equal

Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices, (e) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices and (f) the Company is not a party to any collective bargaining agreement.  The Company has not received written notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of, or relating to, the Company and, to the Company’s Knowledge, no such investigation is in progress.

3.16                        Environmental Matters.  Except as set forth in Section 3.16 of the Disclosure Schedule, (a) the Company has not, as of the date hereof, received any written notice alleging any violation of, or any liability relating to, any Environmental Laws, which violation has not been resolved, except for any liability or violation which would not result in a material Liability to the Company, (b) the Company is in material compliance with all applicable Environmental Laws, except where the failure to be in material compliance would not result in a material Liability to the Company, (c) the Company has obtained, and is in compliance with, all governmental environmental permits, registrations and authorizations required under Environmental Laws for the operation of the businesses of the Company, except where the failure to be in compliance would not, individually, or in the aggregate, result in a material Liability to the Company, (d) no Hazardous Substance has been transported, stored, treated or disposed of by the Company at, in, on or under the Real Property in violation of applicable Environmental Laws, except as would not result in a material Liability to the Company, (e) the Company has not entered into, agreed to or is subject to any Order of any Governmental Authority under any Environmental Laws and (f)  the Company has made available to Buyer true and complete copies of all material environmental documents in its possession or control concerning the Real Property or which relate to the Company’s compliance with or liability under Environmental Laws.

3.17                                                                        Material Suppliers and Customers. Section 3.17 of the Disclosure Schedule sets forth the names of the five (5) suppliers and ten (10) customers to whom the Company paid or from whom the Company has received the greatest sum of money in respect of services, products or materials provided to or from the Company during the year ended December 31, 2011.  Except in the ordinary course of business or as set forth in Section 3.17 of the Disclosure Schedule, since December 31, 2011, none of the suppliers or customers listed in Section 3.17 of the Disclosure Schedule has notified the Company in writing that it is canceling or otherwise terminating or materially reducing purchases from or sales to the Company, or that it intends to cancel or otherwise terminate, its relationship with, or materially reduce purchases from or supplies to, the Company.

3.18                        Brokers.  Except as set forth in Section 3.18 of the Disclosure Schedule, no broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by the Company or any of its directors, officers, employees, representatives or agents.

3.19                        Exclusivity of Representations.  The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by the

Company.  The Company hereby disclaims any other express or implied representations or warranties, including without limitation, regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and to the Company as of the date hereof and as of the Closing Date as follows:

4.1                               Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement, the Escrow Agreement and the other agreements contemplated by this Agreement to be entered into by Buyer at Closing (collectively, the “Buyer Agreements”) and to consummate the transactions contemplated hereby.  Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated hereby.

4.2                               Authority of Buyer.  This Agreement has been, and each Buyer Agreement will be, duly authorized by all necessary corporate power or other action of Buyer and this Agreement has been, and each Buyer Agreement will be, duly executed and delivered by Buyer and constitutes or will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

4.3                               No Violation; Consents and Approvals.  The execution and delivery by Buyer of this Agreement and the other Buyer Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (a) conflict with, or result in any violation of or default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) any provision of the organizational documents of Buyer, or (ii) any Order or Applicable Law applicable to Buyer or the property or assets of Buyer or (b) constitute a breach of or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Lien upon any of the properties of Buyer under, any material contract to which Buyer is a party or by which Buyer or any assets of Buyer may be bound; provided, however, that no representation or warranty is made in the foregoing clauses (a)(ii) or (b) with respect to matters that, individually or in the aggregate, would not materially impair Buyer’s ability to consummate the transactions contemplated hereby.  No Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to Buyer in connection with the consummation of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, materially impair Buyer’s ability to consummate the transactions contemplated hereby.

4.4                               Litigation.  There are no claims, actions, suits or proceedings pending or, to the knowledge of Buyer, claims, actions, suits, proceedings or investigations threatened in writing against or affecting Buyer or its assets, at law or in equity, by or before any Governmental Authority, or by or on behalf of any third party, which, if adversely determined, would prevent, delay or otherwise materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby, and there are no outstanding Orders of any Governmental Authority, affecting Buyer or its assets, at law or in equity, which would materially prevent, delay or otherwise materially adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

4.5                               Funding.  Buyer has the necessary funding to meet all of its obligations under this Agreement and the Buyer Agreements, including, without limitation, the Purchase Price, any adjustments thereto and all of its fees and expenses in order to consummate the transactions contemplated by this Agreement.

4.6                               Investment Experience.  Buyer acknowledges that it can bear the economic risk of its investment in the Shares indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

4.7                               Restricted Securities.  Buyer understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

4.8                               Accredited Investor; Investment Intent.  Buyer is an accredited investor as defined in Regulation D under the Securities Act.  Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

4.9                               Brokers.  No broker, finder or financial advisor or other Person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any of its partners, officers, employees, representatives or agents.

4.10                        Acknowledgement of Representations.  Buyer acknowledges that the representations and warranties made by Seller and the Company respectively in this Agreement are the exclusive representations and warranties made by them.  Buyer further acknowledges that the Company disclaims any other express or implied representations or warranties, including without limitation, regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the Company.  Buyer has received and carefully reviewed information regarding the Company and the Shares and has, to the extent it has deemed necessary or advisable, reviewed that information and this Agreement with its investment, tax, accounting and legal advisors.  Buyer and such advisors have been given a full opportunity to ask questions of and to receive answers from Seller concerning the acquisition of the Shares and the Company and to acquire such additional information about the business and financial condition of the Company as Buyer has requested, and all such information has been received.

ARTICLE V
COVENANTS OF THE PARTIES

5.1                               Conduct of the Company’s Business.  Except as contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date hereof to the Closing Date, the Company will conduct its business and operations solely in the ordinary course of business consistent with past practice and shall use its commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Company.  Without limiting the generality of the foregoing, except as expressly provided by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), the Company will not:

(a)                                 create, incur, assume or guarantee any Indebtedness, other than in the ordinary course of business and consistent with past practice;

(b)                                 issue, sell, deliver, redeem or purchase any of its equity securities, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, or amend any terms of any such equity securities or agreements;

(c)                                  increase the rate of, or accelerate the timing of payment or waive any vesting conditions that relate to, or fund any, compensation or benefits of, or pay or agree to pay any benefit to (including, but not limited to, severance or termination pay), present or former managers, directors, officers or employees, except as may be required by the terms of an existing Plan, agreement or arrangement disclosed to Buyer in the Disclosure Schedule;

(d)                                 enter into, adopt, terminate or amend any Plan, employment or severance agreement or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, except as required by Applicable Law;

(e)                                  sell, lease, transfer or otherwise dispose of capital assets, real, personal or mixed, which have an aggregate book value in excess of $50,000, or mortgage or encumber any properties or assets, whether real or personal, which have an aggregate book value in excess of $50,000;

(f)                                   acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company;

(g)                                  enter into, modify or amend in any material respect or terminate any material Real Property Lease or any contract for the purchase of Real Property (except modifications or amendments in connection with renewals of leases and other modifications, amendments and terminations in the ordinary course of business) or any other Material Contract;

(h)                                 waive or release any rights of material value, or cancel, compromise, release or assign any material Indebtedness owed to it or any material claims held by it;

(i)                                     cancel, terminate or modify in any material respect any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(j)                                    effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company;

(k)                                 enter into any collective bargaining agreement;

(l)                                     amend its certificate of incorporation or by-laws;

(m)                             change any of its material accounting principles, methods or practices;

(n)                                 change in any material respect its fiscal year-end inventory, shipping operations or cut-off procedures;

(o)                                 make, change or revoke any material election relating to Taxes; change any annual accounting period; file an amended material Tax Return; enter into any written agreement with a Governmental Authority with respect to Taxes; settle any claim or assessment for material Taxes or consent to any extension or waiver of the limitations period applicable to any claim or assessment for material Taxes; adopt or change any material accounting method for Tax purposes; take or fail to take any other action outside the ordinary course of business that would materially increase the Tax liability, or materially decrease any Tax asset, of Buyer or any of its Affiliates (including the Company) in a Post-Closing Tax Period; or

(p)                                 agree, whether in writing or otherwise, to do any of the foregoing.

5.2                               Access to Information Prior to the Closing; Confidentiality.

(a)                                 During the period from the date of this Agreement through the Closing Date, the Company shall (i) give Buyer and its agents and authorized representatives (including prospective lenders) reasonable access to all offices, facilities, books and records, officers, employees and advisors (including audit and tax working papers prepared by its independent accountants, provided that Buyer will execute a release reasonably requested by the independent accountants if requested to do so) of the Company as Buyer may reasonably request during normal business hours (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request, (iii) furnish to Buyer within 20 calendar days of the end of each calendar month monthly financial statements of the Company as of, and for the one month ended as of the last day of the preceding calendar month, and (iv) instruct the employees, counsel and financial advisors of Seller, the Company and their Affiliates to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 5.2(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of Seller or the Company.

(b)                                 Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be “Information” as defined in the Confidentiality Agreement dated as of July 30, 2012 between the Company and Buyer (the “Confidentiality Agreement”), and shall be held by Buyer in accordance with, and be subject to the terms of, the Confidentiality Agreement.  Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms thereof.  In the event of the termination of this Agreement for any reason, Buyer shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Information and the non-soliciting of employees of the Company.

(c)                                  After the Closing, Seller will maintain, and will cause each of its Affiliates to maintain, the confidentiality of all (x) trade secrets, (y) confidential and proprietary information of the Company or its business and (z) the terms of the transactions contemplated hereby, except to the extent disclosure of any such confidential information is required by law or by a governmental authority or permitted pursuant to Section 5.5 of this Agreement.  In the event Seller reasonably believes, after consulting with legal counsel, that they are required by law or by a governmental authority to disclose any such confidential information, the Sellers will (i) to the extent permitted by Law, provide Buyer with prompt notice of such disclosure and (ii) upon the written request of Buyer, reasonably cooperate with Buyer (at Buyer’s sole cost and expense) in attempting to obtain an order or assurance that such information will receive confidential treatment.  The provisions of this Section 5.2(c) shall not apply to, any information, documents or materials that are or shall come into the public domain or otherwise become publicly available, other than by reason of a breach of this provision by Seller.  Notwithstanding anything to the contrary in this Section 5.2(c), the Seller and its Affiliates may disclose any such confidential information to their respective employees, accountants, advisors, and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract to, keep such confidential information confidential and Seller shall be responsible to Buyer for breach of such confidentiality obligations by the recipients of its disclosure).

5.3                               Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement at the earliest practicable date.

5.4                               Consents.  Without limiting the generality of Section 5.3, each of the parties hereto will use its reasonable best efforts to obtain all licenses, permits, authorizations, consents and approvals of all third parties and Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing.  Each of the parties hereto will make or cause to be made all filings and submissions under Applicable Laws as may be required for the consummation of the transactions contemplated by this Agreement.  The parties hereto will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

5.5                               Public Announcements.  Prior to the Closing, neither the Company or Seller, on the one hand, or Buyer, on the other hand, nor their respective Affiliates will issue any public release or announcement about the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by Applicable Law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement will allow the other party reasonable time to comment on such release or announcement in advance of such issuance.  The parties further agree that the initial press release following the Closing shall be jointly approved by both Buyer and Seller.  Notwithstanding the foregoing, (a) the Company (or any Affiliate of the Company) may make internal announcements about the transactions contemplated by this Agreement to its (or its Affiliates’) employees and may discuss the transactions contemplated by this Agreement with its customers, suppliers and manufacturers on a confidential basis, (b) in response to information regarding the transactions contemplated by this Agreement that becomes public other than pursuant to, or through a breach of, this Section 5.5, the Company or its Affiliates may respond to inquiries regarding the transactions contemplated hereby and (c) after the Closing, subject to the other provisions of this Section 5.5, Buyer and the Company shall be entitled to make such additional public announcements regarding the transaction as they determine are necessary or useful for their business.  Both prior to and after the Closing, the parties and their Affiliates will keep the financial terms of this Agreement (including, but not limited to, any indemnity obligations hereunder) confidential, except to the extent required by Applicable Law (including the rules of any exchange on which securities of such party may be listed) and except that the parties and their Affiliates may disclose such terms to their representatives and investors on a confidential basis as necessary in the conduct of their business.

5.6                               Notice of Events.

(a)                                 During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Buyer shall promptly notify the Company in writing if Buyer becomes aware of (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of Buyer’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)                                 During the period prior to the Closing Date or the earlier termination of this Agreement, the Company shall promptly notify Buyer in writing if to the Company’s

Knowledge, there shall be (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties contained herein had such representation or warranty been made as of the time of the Company’s discovery of such event, fact or condition and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Should any such event, fact or condition require any change to the Disclosure Schedule, the Company shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change, provided however, that such notice shall be for informational purposes only and shall not be deemed to cure any breach of or otherwise modify representation, warranty, covenant or agreement or to satisfy any condition.

5.7                               Officer and Director Indemnification and Insurance.

(a)                                 From and after the Closing, Buyer and the Company shall jointly and severally indemnify (which shall include the mandatory reimbursement of expenses as provided in this Section 5.7), defend and hold harmless each Person who is now, or has been at any time or who becomes prior to the Closing, a director or officer of the Company (each an “Indemnified Company Party”, and collectively, the “Indemnified Company Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), fines, liabilities or judgments or amounts that are paid in settlement, arising out of or relating to acts or omissions by them in their capacities as such, which acts or omissions occurred at or prior to the Closing, in each case to the fullest extent permitted under Applicable Laws and the terms of the Company’s certificate of incorporation and by-laws in effect on the date of this Agreement.  In determining whether an Indemnified Company Party is entitled to indemnification under this Section 5.7, if requested by such Indemnified Company Party, such determination shall be made by special, independent counsel selected by the Company and approved by the Indemnified Company Party (which approval shall not be unreasonably withheld) and who has not otherwise performed services for the Company or its Affiliates within the last three (3) years (other than in connection with such matter).

(b)                                 The rights of an Indemnified Company Party under this Section 5.7 and the exculpation provisions contained in the Company’s certificate of incorporation, by-laws or other governing documents shall not be diminished by any amendment on or after the Closing Date to the Company’s certificate of incorporation, by-laws or other governing documents.

(c)                                  Without limiting the foregoing, in the event of any claim for indemnification, Buyer and the Company shall jointly and severally, (x) periodically reimburse reasonable documented fees and expenses (including attorneys’ and other professionals’ fees and expenses) with respect to the foregoing and pay the reasonable fees and expenses of one counsel selected by the Indemnified Company Parties against whom such claim for indemnification is made, which counsel shall be reasonably satisfactory to Buyer, and (y) assist each Indemnified Company Party in such defense, and subject to the terms of this Section 5.7, Buyer and the Company shall cooperate in the defense of any matter.

(d)                                 The Indemnified Company Parties shall have the right to retain one counsel of such Indemnified Company Parties’ choice to represent such Indemnified Company Parties, which counsel shall be reasonably satisfactory to Buyer; and such counsel shall, to the extent consistent with its professional responsibilities, reasonably cooperate with the Company and any counsel designated by the Company.  Buyer and the Company shall be liable only for any settlement of any claim against an Indemnified Company Party made with Buyer or the Company’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer and the Company shall not, without the prior written consent of an Indemnified Company Party, settle or compromise any claim in which an Indemnified Company Party is a named party, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to such Indemnified Company Party of an unconditional release from all liability and obligations (civil or criminal or monetary or otherwise) in respect of such claim.

(e)                                  On the Closing Date, Buyer shall cause the Company to obtain, at the expense of Buyer or the Company, not to exceed 300% of the annual premium paid by the Company pursuant to its existing policy)  “tail” policies in respect of existing policies of directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance maintained by the Company, for a period of six (6) years after the Closing Date, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing Date for all Persons who were directors or officers of the Company on or prior to the Closing Date.

(f)                                   If Buyer or the Company or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of the Company, as the case may be, shall assume the obligations set forth in this Section 5.7.

(g)                                  All rights to indemnification and/or reimbursement of expenses contained in the agreements with Indemnified Company Parties as in effect on the date hereof and set forth in Section 5.7 of the Disclosure Schedule with respect to matters occurring on or prior to the Closing (including the transactions contemplated hereby) shall survive the Closing and continue in full force and effect in accordance with their terms.

(h)                                 Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 5.7 is not prior to or in substitution for any such claims under such policies.

(i)                                     The provisions of this Section 5.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the Persons identified in Section 5.7(a), their heirs and their personal representatives and shall be binding on all successors and assigns of Buyer and the Company and may not be terminated or amended in any manner adverse to such Persons without their prior written consent. Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company, as provided in the certificate of incorporation or by-laws or in indemnification agreements, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years after the Closing Date.

5.8                               Tax Covenants.

(a)                                 Seller shall cause to be filed, in accordance with all Applicable Laws, all Tax Returns of the Company required to be filed on or before the Closing Date.  All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.  If requested by Buyer, Seller shall deliver any such Tax Returns to Buyer for Buyer’s review and comment at least fifteen (15) days before any such Tax Return is required to be filed, and Buyer shall incorporate any reasonable comments provided by Buyer.

(b)                                 The Company shall timely pay the amount of Taxes shown as due and owing on the Tax Returns that are filed pursuant to Section 5.8(a).

(c)                                  Prior to April 30, 2014 (or, if later, the date that any claims made by Buyer prior to April 30, 2014 have been resolved), without the prior written consent of Seller, after the Closing the Company shall not file any amended Tax Return with respect to any taxable period that ends on or before the Closing Date.

(d)                                 Except for the Tax indemnification agreement set forth in Section 3.12(j) of the Disclosure Schedule, all Tax sharing, Tax allocation and Tax indemnification agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

5.9                               Escrow Agreement.  On the Closing Date, Buyer and Seller shall enter into an Escrow Agreement substantially in the form and on the terms of Exhibit 5.9.

5.10                        Payment of Indebtedness, Seller Expenses.  Prior to the Closing Date, Seller shall provide Buyer with (a) appropriate payoff letters and forms of Lien releases with respect to all Indebtedness of the Company set forth in Section 5.10 of the Disclosure Schedule and (b) a schedule setting forth all Seller Expenses accrued but unpaid as of the close of business on the Business Day immediately preceding the Closing Date and all Seller Expenses that will accrue on the Closing Date.  At the Closing, Buyer shall, on behalf of the Company and Seller, as applicable, pay (i) to the holders thereof the outstanding principal amount, together with all accrued and unpaid interest through the Closing Date and prepayment or other penalties or premiums, if any, owed with respect to the Indebtedness of the Company set forth in Section 5.10 of the Disclosure Schedule and (ii) Seller Expenses accrued but unpaid as of the close of business on the Business Day immediately preceding the Closing Date and all Seller Expenses that will accrue on the Closing Date to the Persons entitled thereto in accordance with instructions to be delivered by Seller prior to the Closing.

5.11                        Reimbursement of Expenses.  If the Company or Seller expends any funds prior to Closing at Buyer’s request in connection with any efforts Buyer may make to arrange financing for the transactions contemplated hereby, Buyer will reimburse such Person for the documented amount of such expenditures.  The foregoing reimbursement obligation of Buyer, to the extent unpaid as of the Closing, shall be considered an outstanding accounts receivable for purposes of determining the Net Working Capital hereunder.

5.12                        Employee Matters.

(a)                                 Buyer shall cause the Company to comply with the terms of all Company Plans, including causing, subject to Buyer’s ability to amend or terminate the Company Plans in accordance with Applicable Law and the terms of the Company Plans, the Company to pay benefits required under the terms of such plans and arrangements subject to this Section 5.12(a).

(b)                                 Effective as of the Closing Date, the Company shall cease participation in each of the Seller Plans and Seller shall be responsible for all liabilities, claims and obligations under the Seller Plans.

(c)                                  Nothing contained herein shall be construed as (1) requiring Buyer or the Company to continue any Company Plan or to retain the employment of any employee, (2) amending any Company Plan or (3) conferring upon any person other than the parties hereto and their respective permitted successors and assigns legal or equitable rights with respect to this Section 5.12.

(d)                                 At the written request of Buyer provided at least five (5) days prior to the Closing, Seller shall take all action reasonably necessary to cause the termination of the Balance Bar 401(k) Plan (the “Seller 401(k) Plan”) effective immediately prior to the Closing.  In such event, at the request of any current or former Company employee participating in the Seller 401(k) Plan, Seller shall permit the distribution of the employee’s account balance under the Seller 401(k) Plan or a direct rollover of such account balance (excluding notes associated with plan loans) to a 401(k) plan designated by Buyer to the extent permitted or required under Applicable Law.

5.13                        No Solicitation.  Unless and until this Agreement has been terminated in accordance with its terms, Seller shall not, and shall cause its Affiliates not to, directly, indirectly or through their officers, stockholders, directors, employees, affiliates, and their respective financial advisors, consultants, attorneys and other agents and representatives, engage in negotiations or discussions with, or furnish any confidential information or data to or access to the books, records, assets or personnel of the Company, or solicit, encourage, or respond to any proposals or inquiries from, or enter into any agreements with, any unaffiliated third party (or authorize or consent to any of the foregoing actions) relating to (a) any sale or other disposition of all or substantially all of the assets of the Company; (b) any merger, consolidation, share exchange, business combination or similar transaction involving any Company; or (c) any direct or indirect acquisition of beneficial ownership of the Shares, other than, in each case, with Buyer or its Affiliates.

5.14                        Section 280G.  Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual”

would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder.  Such vote shall establish the “disqualified individual’s” right to the payment or other compensation, and the Company shall obtain any required waivers or consents from the “disqualified individual” prior to the vote.  In addition, before the vote is submitted to stockholders, the Company shall provide adequate disclosure to the stockholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.  Not later than ten (10) Business Days prior to such stockholder vote, Buyer and Buyer’s counsel shall have the right to review and comment on all documents to be delivered to the stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all reasonable comments of Buyer and Buyer’s counsel thereon.  Buyer and Buyer’s counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote provided under this Section 5.14.

5.15                        Use of Balance Bar Name.  Promptly following the Closing, and in any event within thirty (30) days thereafter, Seller shall change its name so that it no longer contains the words “Balance Bar” and shall discontinue all use of the Balance Bar name or related trademarks (other than in reports to its current or prospective direct or indirect investors denoting its prior ownership of the Company and its track record with respect to such investment).

ARTICLE VI
CONDITIONS TO CLOSING

6.1                               Conditions to Seller’s and Buyer’s Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Buyer, the Company and Seller to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred;

(b)                                 No injunction or other Order issued by any court of competent jurisdiction or other Governmental Authority shall have been entered and remain in effect which prohibits the consummation of the Sale; and

(c)                                  No Law shall have been enacted, entered or promulgated and remain in effect which prohibits or makes illegal consummation of the Sale.

6.2                               Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller).

(a)                                 Representations and Warranties.  The representations and warranties of Buyer in this Agreement which are qualified as to materiality shall be true and correct in all respects and all other representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as at the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

(b)                                 Performance.  Buyer shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on its behalf by an executive officer, certifying the fulfillment of the conditions specified in Sections 6.1(a) and 6.1(b).

(d)                                 Escrow Agreement.  Seller shall have received a copy of the Escrow Agreement, duly executed by Buyer.

6.3                               Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer):

(a)                                 Representations and Warranties.

(i)                                     The Fundamental Representations shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and

(ii)                                  each of the other representations and warranties of the Company and Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date except (x) representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) where the failure of such other representations and warranties to be true and correct (without giving regard to any materiality or “Material Adverse Effect” qualification set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Performance.  The Company and Seller shall have, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be so performed or complied with by the Company and Seller at or prior to the Closing.

(c)                                  Officer’s Certificate.  The Company shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on its behalf by an executive officer, certifying the fulfillment of the conditions specified in Sections 6.2(a) and 6.2(b).

(d)                                 Escrow Agreement.  Buyer shall have received a copy of the Escrow Agreement, duly executed by Seller.

(e)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall not have been any change in the Company which has had, or would reasonably be expected to have a Material Adverse Effect.

(f)                                   FIRPTA Certificate.  Seller shall have delivered to Buyer a certificate duly completed pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder certifying that Seller is U.S. person and is not a disregarded entity for U.S. federal income tax purposes, in a form reasonably satisfactory to Buyer.

ARTICLE VII
REMEDIES

7.1                               Survival.  The representations, warranties, covenants and agreements of the Company and Seller, on the one hand, and Buyer, on the other hand, contained in this Agreement and the certificates delivered pursuant to this Agreement will survive the Closing but only to the extent specified below:

(a)                                 all covenants and agreements contained in this Agreement and the certificates delivered pursuant to this Agreement with respect thereto (x) that are to be fully performed at or before the Closing will survive the Closing Date until April 30, 2014 and (y) that contemplate performance thereof following the Closing (including any matters set forth in Schedule A hereto) will survive the Closing Date in accordance with their terms.

(b)                                 the representations and warranties contained in ARTICLE II and ARTICLE III of this Agreement and the certificates delivered pursuant to this Agreement with respect thereto will survive the Closing Date until April 30, 2014, except for the representations and warranties of the Seller contained in Sections 2.1 (Organization of Seller), 2.2 (Authority of Seller), 2.4 (Ownership of Shares), and 2.5 (Brokers) the representations and warranties of the Company contained in Sections 3.1 (Organization, Power and Authority), 3.2 (Authority of the Company), 3.3 (Capitalization), 3.4 (No Subsidiaries) and 3.18 (Brokers) (collectively, the “Fundamental Representations”) and the certificates delivered at Closing pursuant to this Agreement with respect thereto, which shall survive the Closing Date (and shall be enforceable by the Buyer Indemnitees) indefinitely, and the representations and warranties of the Seller contained in Section 3.12 (Taxes) which shall survive (and shall be enforceable by the Buyer Indemnitees) until sixty (60) days after the date on which the statute of limitations applicable to the matter covered by such representation and warranty expires, at which time they shall expire and be of no further force or effect.

(c)                                  Each covenant, agreement, representation and warranty contained in this Agreement and the certificates delivered pursuant to this Agreement with respect thereto shall terminate upon the expiration of the applicable survival period of such covenant, agreement, representation or warranty as provided in the foregoing subsections of this Section 7.1, regardless of any applicable statute of limitations (each, the “Applicable Termination Date”); provided that the Applicable Termination Date shall be extended with respect to any matter for which a claim for indemnification is properly asserted in writing under this ARTICLE VII prior to the Applicable Termination Date until the final resolution of such claim.

7.2                               Indemnification of Buyer Indemnitees.  Subject to Section 7.1 and the other provisions and limitations in this ARTICLE VII, from and after the Closing Date, Seller will indemnify and hold harmless Buyer, the Company and their respective successors and permitted assigns, and the officers, employees, directors and stockholders of Buyer, the Company and their respective heirs and personal representatives (collectively, the “Buyer Indemnitees”), from and against any and all out-of-pocket losses, costs, damages, Taxes, claims, fines, penalties, expenses (including reasonable fees and expenses of outside attorneys), reasonable costs of investigation (including reasonable fees and expenses of outside accountants, consultants and experts reasonably engaged), amounts paid in settlement, court costs, and other expenses of litigation but excluding any and all internal costs and expenses incurred by any party entitled to indemnification under this ARTICLE VII (collectively, “Damages”), whether or not involving any third party claims, actually incurred by a Buyer Indemnitee arising out of or relating to (a) any breach of any representation or warranty of the Company or Seller contained in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement, provided however, that solely for purposes of determining the amount of Damages suffered by any Buyer Indemnitee but not for determining whether a breach has occurred, no effect shall be given to any reference to “materiality,” “Material Adverse Effect,” or words of similar import contained in such representation, warranty, or certificate; (b) any breach by the Company or Seller of any of its covenants or agreements contained in this Agreement (except Section 5.2(a) and Section 5.6) or any certificate delivered by or on behalf of the Company pursuant to this Agreement with respect thereto that survive the Closing Date; (c) the item listed under the heading “Indemnified Claim” on Schedule A attached hereto; (d) the items listed under the heading “Other Indemnified Claims” on Schedule A attached hereto; (e) the Seller Plans; or (f) the participation of any Person other than a current or former Company employee (or dependent thereof) in any of the Company Plans.

7.3                               Indemnification of Seller Indemnitees.  From and after the Closing Date, Buyer will indemnify and hold harmless Seller and its successors and permitted assigns, and the officers, employees, directors and stockholders of Seller and their respective heirs and personal representatives (collectively, the “Seller Indemnitees”) for, and will pay to Seller Indemnitees the amount of, any Damages, whether or not involving any third party claims, actually incurred by a Seller Indemnitee arising out of or relating to (a) any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement provided however, that solely for purposes of determining the amount of Damages suffered by any Seller Indemnitee but not for determining whether a breach has occurred, no effect shall be given to any reference to “materiality,” “Material Adverse Effect,” or words of similar import contained in such representation, warranty, or certificate, or (b) any breach by Buyer of any of its covenants or agreements contained in this Agreement or any certificate delivered by or on behalf of Buyer pursuant to this Agreement that survive the Closing Date.

7.4                               Exclusive Remedy.  After the Closing, (x) the remedies provided for in this ARTICLE VII (as limited in this ARTICLE VII) shall be the sole and exclusive remedy for the Buyer Indemnitees for any claim (whether such claim is framed in tort, contract or otherwise)

arising out of a breach of any representation, warranty, covenant or other agreement herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operations of the Company including any claim for indemnification under Section 7.2 or Section 7.8, (y) the Indemnification Escrow Amount shall be the sole source of recovery for any Damages incurred by a Buyer Indemnitee for claims made pursuant to Section 7.2(a) (other than the Fundamental Representations) or Section 7.8 and (z) the Additional Escrow Amount shall be the sole source of recovery for any Damages incurred by a Buyer Indemnitee for claims made pursuant to Section 7.2(d); provided that this Section 7.4 shall not prohibit (a) injunctive relief (including specific performance) if available under Applicable Law with respect to any covenant or agreement contained in this Agreement to be performed at the Closing and which was not performed at the Closing or (b) any other remedy available at law or in equity for any fraud committed or made by the Company or Seller in connection with the transactions contemplated by this Agreement; and provided, further, that Buyer hereby waives the equitable remedy of rescission.

7.5                               Limitations on Indemnification of Buyer Indemnitees.  Notwithstanding anything herein to the contrary, the right of the Buyer Indemnitees to indemnification and reimbursement from the Indemnification Escrow Amount is limited as follows:

(a)                                 The Buyer Indemnitees will not be entitled to indemnification with respect to the matters described in Section 7.2(a) (other than the Fundamental Representations) for any Damages until the total of all such Damages suffered by the Buyer Indemnitees exceeds $975,000 (the “Basket”), in which event the Buyer Indemnitees will be entitled to indemnification or reimbursement from the Indemnification Escrow Amount for all Damages in excess of the Basket.  Notwithstanding the foregoing, no claim for indemnification may be made by the Buyer Indemnitees pursuant to Section 7.2(a) (other than the Fundamental Representations) for any individual item or series of related items unless the amount of Damages with respect to such item or series of related items shall exceed $25,000.  If the amount of Damages with respect to any individual item or series of related items does not exceed $25,000, the amount of such Damages shall not be taken into account in determining whether or not, or the extent to which, the Basket has been exceeded.

(b)                                 Seller’s maximum aggregate liability for Damages with respect to the matters described in Section 7.2(a) (other than the Fundamental Representations) or Section 7.8 shall in no event exceed the Indemnification Escrow Amount and all claims for Damages made by any Buyer Indemnitee with respect to the matters described in Section 7.2(a) (other than the Fundamental Representations) or Section 7.8 shall be satisfied solely out of the Indemnification Escrow Amount.  Seller’s maximum aggregate liability for Damages with respect to the matters described in Section 7.2(d) shall in no event exceed the Additional Escrow Amount and all claims for Damages made by any Buyer Indemnitee with respect to the matters described in Section 7.2(d) shall be satisfied solely out of the Additional Escrow Amount.  The maximum aggregate liability of Seller for all claims for Damages made by any Buyer Indemnitee under Section 7.2(b) (together with any liability under Section 7.2(a), 7.2(c), 7.2(d) and Section 7.8) shall in no event exceed the Aggregate Consideration.

(c)                                  The Buyer Indemnitees’ right to indemnification pursuant to Sections 7.2 and 7.8 on account of any Damages shall be (i) reduced by receipt of applicable payments under insurance policies or from third parties not affiliated with the Buyer Indemnitees (net of the expenses of recovery thereof) and (ii) reduced by the amount of any Tax benefit actually realized through a reduction of Taxes payable or refund of Taxes paid by the Company or any Buyer Indemnitee in the tax year in which the Damages are incurred or in the immediately succeeding tax year, which reduction is directly attributable to the deductibility of such Damages (as calculated on a “with and without basis”), net of any Taxes, costs and expenses payable with respect to the receipt or accrual of any such refund or reduction of Taxes by the Company or any Buyer Indemnitee.  Buyer shall use its reasonable best efforts to claim and recover any Damages suffered by the Buyer Indemnitees under any such insurance policies or other third party indemnities; provided that it shall not be required to initiate litigation against any insurer or other third party.  Seller shall have no right to audit any Tax Returns of the Company or any Buyer Indemnitee for the purpose of determining any reduction pursuant to clause (ii) above but, promptly upon request by Seller, Buyer’s Chief Financial Officer shall provide a certificate to Seller containing a detailed calculation of the Tax benefits described in clause (ii) above, if any, prepared in good faith.

(d)                                 Except with respect to Damages actually awarded to a third party in an action brought against a Buyer Indemnitee, the Buyer Indemnitees shall not be entitled to any reimbursement or indemnification under this ARTICLE VII from the Escrow Agreement for punitive damages, exemplary or special damages.

(e)                                  Notwithstanding anything to the contrary in this ARTICLE VII, the rights and obligations of the Buyer Indemnitees with respect to indemnification or reimbursement pursuant to this ARTICLE VII for any and all Tax matters shall be governed by Section 7.8, except that Section 7.1, Section 7.4 and paragraphs (b), (c), (d) and (f) of this Section 7.5 shall also apply.

(f)                                   The Buyer Indemnitees shall not be entitled to recover Damages in respect of any claim or otherwise obtain reimbursement or restitution more than once with respect to any claim hereunder.  Without limiting the foregoing, notwithstanding anything to the contrary in this Agreement, Buyer shall not be entitled to indemnification with respect to any Damages as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining the Final Working Capital in accordance with Section 1.6.

7.6                               Mitigation.  Buyer and Seller will, in connection with any claim for indemnification under ARTICLE VII, use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.  Each party agrees that, for so long as such party has any right of indemnification under ARTICLE VII, it will use commercially reasonable effort not to, and agrees to use its commercially reasonable efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing of a Third Party Claim (any such action a “Prohibited Action”); provided, that nothing herein shall preclude Buyer or the Company from taking any action that it reasonably determines is required to comply with applicable law with respect to any Tax item in respect of any Post-Closing Tax Period and any such action shall not be considered a Prohibited Action.  Notwithstanding anything to the contrary herein, an Indemnifying Party shall not be obligated to indemnify an Indemnified Party for any Damages to the extent arising from any Prohibited Action.

7.7                               Procedures.  The following procedures shall apply to all claims for indemnification and reimbursement pursuant to this ARTICLE VII, other than those relating to Tax matters, which are governed by Section 7.8:

(a)                                 Notice of Damages by Seller Indemnitee.  As soon as is reasonably practicable after a Seller Indemnitee obtains knowledge of any matter which has resulted or may result in Damages, Seller shall give written notice of such Damages (a “Claims Notice”) to Buyer describing the matter in reasonable detail, and indicating the amount (estimated, if necessary and to the extent feasible) of the Damages that has been or may be suffered by the applicable Seller Indemnitee (it being understood and agreed that any such estimate shall not be a limitation on Damages in respect of the claims specified in such Claims Notice).  No delay in or failure to give a Claims Notice by Seller to Buyer pursuant to this Section 7.7(a) will adversely affect any of the other rights or remedies that Seller has under this Agreement, or alter or relieve Buyer of its obligation to indemnify the applicable Seller Indemnitee except to the extent that it is materially prejudiced thereby.

(b)                                 Notice of Damages by Buyer Indemnitee.

(i)                                     Claims for Damages.  Subject to the limitations set forth in this ARTICLE VII, if any Buyer Indemnitee believes in good faith that it has a claim for indemnification (an “Indemnity Claim”), Buyer shall, promptly after it becomes aware of such Indemnity Claim, but in any event prior to the Applicable Termination Date, notify:  Seller and the Escrow Agent, of such Indemnity Claim by means of a written notice specifying the nature, circumstances and amount of such Indemnity Claim and setting forth Buyer’s good faith calculation of the amount of Damages incurred by the applicable Buyer Indemnitee with respect thereto (estimated, if necessary and to the extent feasible, it being understood and agreed that any such estimate shall not be a limitation on Damages in respect of the claims specified in such Claims Notice) (an “Indemnity Claim Notice”).  The failure by Buyer to promptly deliver an Indemnity Claim Notice under this Section 7.7(b)(i) will not adversely affect the applicable Buyer Indemnitee’s right to indemnification except to the extent Seller is materially prejudiced thereby.  If, by 5:00 p.m., Eastern Standard Time, on the thirtieth (30th) day following receipt by Seller of an Indemnity Claim Notice (the “Dispute Period”), Buyer and as applicable the Escrow Agent have not received from Seller notice in writing that Seller objects to the Indemnity Claim (or the amount of Damages set forth therein) asserted in such Indemnity Claim Notice (a “Dispute Notice”), as the case may be, then the Escrow Agent shall pay to Buyer from the Indemnification Escrow Amount the amount of Damages specified in the Indemnity Claim Notice, subject to the limitations contained in this ARTICLE VII.

(ii)                                  Disputes.  If Seller delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and Seller shall promptly meet and use their reasonable efforts to settle the dispute as to whether and to what extent the Buyer Indemnitees are entitled to indemnification or reimbursement on account of such Indemnity Claim.  If Buyer and Seller are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to release funds from the Indemnification Escrow Amount, subject to the limitations contained in this ARTICLE VII.  If Buyer and Seller are unable to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, then the dispute may be submitted to a court of competent jurisdiction by either Buyer or Seller.  For all purposes of this ARTICLE VII, Buyer and Seller shall cooperate with and make available to the other party and its representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

(c)                                  Opportunity to Defend Third Party Claims.  In the event of any claim by a third party against any Buyer Indemnitee or Seller Indemnitee for which indemnification is available under this ARTICLE VII (whether pursuant to a lawsuit, other legal action or otherwise, a “Third Party Claim”), the party against whom indemnification or reimbursement, as applicable, may be sought hereunder (the “Indemnifying Party”) shall be entitled and, if it so elects, shall be obligated at its own cost and expense, (i) to take control of the defense and investigation of such Third Party Claim and (ii) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the party seeking indemnification or reimbursement, as applicable, hereunder (the “Indemnified Party”) to handle and defend such Third Party Claim, and the Indemnifying Party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; such consent not to be unreasonably withheld or delayed; provided, however, if the Indemnifying Party controlling the defense of a Third Party Claim is Seller, the consent of the Indemnified Party shall not be necessary in connection with any compromise or settlement of such Third Party Claim if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the effectiveness of the judgment or settlement with respect to such Third Party Claim, (ii) such settlement or judgment will not encumber any assets of any Indemnified Person and will not contain any restriction or condition or other injunctive relief that would apply to or adversely affect the Indemnified Person or its Affiliates or their respective assets or businesses, (iii) such settlement or judgment includes, as a condition to such settlement or other resolution, a complete and irrevocable release of the Indemnified Person and its Affiliates from all liabilities in respect of such Third Party Claim, (iv) includes no admission of wrongdoing by the Indemnified Person or any of its Affiliates and (v) would not reasonably be expected to result in reputational harm to such Indemnified Party or any of its Affiliates.  In the event the Indemnifying Party elects to assume control of the defense and investigation of such Third Party Claim in accordance with this Section 7.7(c), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third Party Claim.  If the Indemnifying Party fails to assume the defense of such Third Party Claim in accordance with this Section 7.7(c) within fourteen (14) days after delivery of the Indemnity Claim Notice in connection with such Third Party Claim, the Indemnified Party against which such Third Party Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) (i) have the right to undertake the defense, compromise and settlement of such Third Party Claim and (ii) keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement, and the Indemnifying Party shall be liable for any resulting settlement of such Third Party Claim and for any final judgment with respect thereto (subject to any right of appeal), if any, but only to the extent otherwise provided in this Agreement (including Section 7.5 hereof).  In the event the Indemnifying Party assumes the defense of the claim, the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  In addition to the foregoing provisions of this Section 7.7(c), the provisions set forth under the heading Procedures in Schedule A shall apply with respect to the matter set forth under the heading Indemnified Claim on Schedule A.

7.8                               Tax Matters.

(a)                                 Buyer Tax Reimbursement.

(i)                                     Subsequent to the Closing Date, subject to the limitations described in Sections 7.1, 7.4, 7.5(b), 7.5(c), 7.5(d), 7.5(f) and this Section 7.8, and without duplication of any amounts otherwise payable under this Agreement, Buyer shall be entitled to indemnification or reimbursement solely from the Indemnification Escrow Amount, for Damages arising out of or relating to (A) Taxes (or the non-payment thereof) of the Company (x) for any taxable year or period that ends on or before the Closing Date and (y) for any taxable year or period that commences before and ends after the Closing Date (“Straddle Period”) which are allocable to the portion of such Straddle Period deemed to end on the Closing Date (as determined pursuant to Section 7.8(a)(ii)); or (B) any Taxes for which the Company is liable under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise, in each case, with respect to a Pre-Closing Tax Period or by reason of being a member of a consolidated, affiliated, combined or other group for Tax purposes at any time before the Closing; or (C) any Taxes arising out of or relating to any breach of, or inaccuracy in, any representation or warranty contained in Section 3.12 or any breach of any covenant or agreement of Seller contained in this Agreement that survives the Closing Date; provided that a claim for such indemnification or reimbursement is made by Buyer prior the date which is sixty (60) days after the date on which the statute of limitations applicable to the matter giving rise to Buyer’s claim for such indemnification or reimbursement has expired, or, if earlier, April 30, 2014, and taking into account any estimated Tax payments and/or other advance Tax payments made by the Company on or before the Closing Date.  Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 7.8(a)(i), references to “Damages” shall be deemed to include amounts that would have constituted “Damages” but for the set-off or other utilization of any loss, deduction or credit realized in or attributable to a Post-Closing Tax Period.  All claims for Damages made by any Buyer Indemnitee pursuant to this Section 7.8(a)(i), when taken together with all claims for Damages made by any Buyer Indemnitee pursuant to Section 7.2(a) and Section 7.2(b), may not exceed, in the aggregate, the Indemnification Escrow Amount.

(ii)                                  For purposes of this Section 7.8, whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the end of the day on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the end of the day on the Closing Date, except that any income arising on the Closing Date as a result of a transaction undertaken by Buyer outside the ordinary course of business after the Closing (including any election by Buyer under Section 338 of the Code) shall be allocable to the Post-Closing Tax Period.  However, (A) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (B) periodic taxes such real and personal property taxes, in each case, shall be apportioned ratably between such periods on a daily basis.

(b)                                 Tax Return Preparation.  Buyer shall file or cause to be filed when due (taking into account applicable extensions) all Tax Returns of the Company for Pre-Closing Tax Periods that are required to be filed after the Closing Date.  All Straddle Period Tax Returns and all Tax Returns relating to taxable periods ending on or before the Closing Date that are prepared by Buyer pursuant to this Section 7.8 shall be prepared in a manner consistent with past practice, unless otherwise required by Applicable Law.  Such Tax Returns shall be submitted to Seller no later than fifteen (15) Business Days prior to the due date and filing thereof for review and comment by Seller.  Buyer shall make any revisions to such Tax Returns as are reasonably requested by Seller to the extent such revisions relate to a Pre-Closing Tax Period.  Seller and Buyer shall consult with each other and attempt in good faith to resolve any issues with respect to such Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return(s)) by the Independent Accountant.  Upon resolution of all such items, such Tax Return(s) shall be timely filed on that basis.

(c)                                  Cooperation.  The parties shall reasonably cooperate, and shall cause their respective Affiliates and such parties’ respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns and in resolving all claims, investigations, inquiries, disputes or audits relating to Taxes, including maintaining and making available to each other all records relevant to any such Tax Return, claim, investigation, inquiry dispute or audit.

(d)                                 Procedures Relating to Tax Indemnification.

(i)                                     Notice of Tax Claims.  If a claim for Taxes of the Company, including, without limitation, notice of a pending or threatened audit, inquiry, assessment or other administrative or judicial proceeding, shall be made by any taxing authority to any Buyer Indemnitee or Seller, which, if successful, would result in an indemnity or reimbursement payment by Seller under this Agreement (a “Tax Claim”), the party receiving such notice shall promptly notify the other party in writing of the Tax Claim; provided that failure to provide such prompt notice shall not affect the Seller’s obligations hereunder, except to the extent that the Seller is actually and materially prejudiced by such failure.  Such notice will state the nature and basis of the Tax Claim and the amount thereof, to the extent known by the party receiving notice of such Tax Claim.

(ii)                                  Defense of Tax Claims.  Seller shall have the exclusive right to represent the interests of the Company with respect to any Tax Claim relating solely to Taxes of the Company for any taxable period ending on or before the Closing Date and to employ counsel of its choice in connection with such Tax Claim, if Seller provides Buyer with written notice of its election to control such Tax Claim within ten (10) days of receipt of notice thereof (or such earlier date, if the failure to assume the defense on such earlier date would materially impair the ability of Buyer to defend such Tax Claim); provided that: (i) Seller shall keep Buyer fully informed regarding the progress and substantive aspects of such Tax Claim and shall promptly respond to any reasonable inquiry by Buyer with respect thereto, (ii) Buyer shall be entitled to participate (at its own expense) in such Tax Claim and (iii) Seller shall not compromise, settle or otherwise resolve such Tax Claim without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Seller does not elect to control a Tax Claim that relates solely to a taxable period that ends on or before the Closing Date, Buyer shall be entitled to control such Tax Claim.  Notwithstanding the foregoing, at any time that the amount in dispute in a Tax Claim that relates solely to a taxable period that ends on or before the Closing Date, measured by giving effect to any interest, penalties, additions to tax or other amounts that may be imposed by any Governmental Authority, is greater than 200%  of the remaining portion of the Indemnification Escrow Amount that is unencumbered by claims for indemnification, Buyer (and not Seller) shall have the right to control such Tax Claim; provided that (A) Buyer shall keep Seller informed regarding the progress of such Tax Claim and shall promptly respond to any reasonable inquiry by Seller with respect thereto (B) Seller shall be entitled to participate (at its own expense) in such Tax Claim and (C) at any time a positive Indemnification Escrow Amount (net of the amount of other pending claims for indemnification) remains in the Escrow Account and it is reasonably possible that Seller will be liable under this Agreement for any Taxes arising out of such Tax Claim, Buyer shall not compromise or settle such Tax Claim without obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  With respect to any Tax Claim that does not relate solely to a taxable period that ends on or before the Closing Date, Buyer shall have the right to control the conduct of such Tax Claim, provided that (x) Buyer shall keep Seller informed regarding the progress of such Tax Claim with respect to issues in such Tax Claim for which Seller will be liable under this Agreement and shall promptly respond to any reasonable inquiry by Seller with respect thereto and (y) at any time a positive Indemnification Escrow Amount (net of the amount of other pending claims for indemnification) remains in the Escrow Account and it is reasonably possible that the Sellers will be liable under this Agreement for a material amount of Taxes arising out of such Tax Claim, Buyer shall not compromise, settle or otherwise resolve any issues in such Tax Claim for which Seller will be liable under this Agreement without obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event of any conflict between this Section 7.8(d) and Section 7.7, this Section 7.8(d) shall control.

(e)                                  Tax Refunds.  Any refund or credit of Taxes of the Company and any interest paid or credited thereon by a Governmental Authority that is received or actually utilized by the Company or Buyer prior to April 30, 2014 or, if later, the date that any claims made by Buyer prior to April 30, 2014 have been resolved with respect to any taxable year or period that ends on or before the Closing Date (including the portion of a Straddle Period that is deemed to end on the Closing Date (as determined pursuant to Section 7.8(a)(ii)), other than any such refund of Taxes arising from the carryback of any loss or other Tax attribute generated in a Post-Closing Tax Period (collectively, a “Pre-Closing Tax Refund”) shall be for the account of, and shall be paid by Buyer to Seller net of any Taxes imposed on the Company, Buyer or any of their respective Affiliates in respect of the receipt or accrual of such Tax Refund and any reasonable costs and expenses associated with obtaining such Tax Refund. For purposes of this Section

7.8(e), a credit or refund of Taxes shall be deemed to be actually utilized by the Company or Buyer on the date the Company or Buyer files a Tax Return utilizing such credit or refund to reduce Taxes that would otherwise be due and payable by the Company or Buyer, as the case may be.

7.9                               Adjustment to Purchase Price.  Any payments made pursuant to this ARTICLE VII (including from the Indemnification Escrow) shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

ARTICLE VIII
TERMINATION

8.1                               Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)                                 at any time, by mutual written agreement of Seller and Buyer;

(b)                                 at any time after December 21, 2012 (the “Outside Date”), by Seller upon written notice to Buyer, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Company or Seller; provided, however, in the event that all of the conditions to Closing set forth in ARTICLE VI other than the condition set forth in the last sentence in Section 6.1(a) have been satisfied or waived by the applicable party as of December 21, 2012, the Outside Date shall be extended to February 28, 2013 for all purposes hereunder;

(c)                                  at any time after the Outside Date, by Buyer upon written notice to the Company, if the Closing shall not have occurred for any reason other than a breach of this Agreement by Buyer;

(d)                                 by the Company, if Buyer materially breaches any of its representations, warranties or obligations under this Agreement and such breach is not cured within thirty (30) days after written notice to Buyer by the Company; provided, however, that no cure period will be required for any such breach that by its nature cannot be cured or if as a result of such breach, one or more of the conditions to the Company’s obligations to consummate the transactions contemplated hereby would not be satisfied at or prior to the Outside Date; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company for so long as Buyer would have the right to terminate this Agreement pursuant to Section 8.1(e) but for the proviso therein;

(e)                                  by Buyer, if the Company or Seller materially breach any of its respective representations, warranties or obligations under this Agreement and such breach is not cured within thirty (30) days after written notice to the Company by Buyer; provided, however, that, no cure period will be required for any such breach that by its nature cannot be cured or if as a result of such breach, one or more of the conditions to the obligations of Buyer to consummate the transactions contemplated hereby would not be satisfied at or prior to the Outside Date; provided further, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to Buyer for so long as the Company would have the right to terminate this Agreement pursuant to Section 8.1(d) but for the proviso therein;

(f)                                   by Buyer or Seller, if any condition to such party’s obligations to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to the Outside Date other than as a result of such party’s failure to perform any of its obligations under this Agreement; or

(g)                                  by either Buyer or Seller if a court of competent jurisdiction shall have issued an Order permanently restraining or prohibiting the transactions contemplated by the Agreement, and such Order shall have become final and nonappealable.

8.2                               Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, this Agreement shall become void and there shall be no liability on the part of any party hereto except (a) the obligations provided for in this Section 8.2, Section 5.2(b), Section 5.5, Section 5.7 and ARTICLE IX hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from Liability for breach of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1                               Further Assurances.  From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

9.2                               Notices.  All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered (i) by hand (including by reputable overnight courier), (ii) by mail (certified or registered mail, return receipt requested) or (iii) by facsimile transmission (receipt of which is confirmed):

(a)                                 If to Buyer, to:

NBTY, Inc.
2100 Smithtown Avenue
Ronkonkoma, NY 11779
Fax:  (631) 218-7341
Attention:  Christopher S. Brennan

with copies to:

The Carlyle Group
520 Madison Avenue
New York, NY 10022
Fax:  (212) 813-4888
Attention: Elliot J. Wagner

and:

Latham & Watkins LLP
555 Eleventh Street, NW # 1000
Washington, DC 20004
Fax:  202-637-2201
Attention:  David Dantzic

(b)                                 If to the Company prior to the Closing, or Seller, to:

Balance Bar Holdings LLC
c/o Brynwood Partners VI L.P.
8 Sound Shore Drive, Suite 265
Greenwich, Connecticut 06830
Fax: (203) 622-0559
Attention:  Hendrik J. Hartong III

with a copy to:

Dickstein Shapiro LLP

One Stamford Plaza

263 Tresser Boulevard, Suite 1400

Stamford, Connecticut 06901

Fax:  (203) 883-9661

Attention: Martin A. Clarke, Esq.

or to such other Person or address as any party shall specify by notice in writing to the other party.  All such notices, requests, demands, waivers and communications shall be deemed to have been given (i) on the date on which so hand-delivered, (ii) on the third (3rd) Business Day following the date on which so mailed and (iii) on the date on which faxed and confirmed, except for a notice of change of address, which shall be effective only upon receipt thereof.

9.3                               Exhibits and Schedules.  Any matter, information or item disclosed in the Disclosure Schedule or in any of the Exhibits attached hereto, under any specific representation or warranty or section number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which such disclosure is reasonably apparent.  The inclusion of any matter, information or item in any Disclosure Schedule shall not be deemed to constitute an admission of any liability by the Company or Seller to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

9.4                               Amendment, Modification and Waiver.  This Agreement may be amended, modified or supplemented at any time by written agreement of the parties hereto.  Any failure of the Company or Seller to comply with any term or provision of this Agreement may be waived by Buyer, and any failure of Buyer to comply with any term or provision of this Agreement may be waived by Seller, at any time by an instrument in writing signed by or on behalf of such other party, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

9.5                               Entire Agreement.  This Agreement, the Disclosure Schedule and the exhibits, schedules and other documents referred to herein (including, without limitation, the Confidentiality Agreement) which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter hereof.  This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter (other than the Confidentiality Agreement).

9.6                               Severability.  Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law.

9.7                               Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto, except that Buyer may assign all or any portion of its rights hereunder to (i) one or more of its Affiliates or (ii) any Person providing financing to Buyer as security therefor, provided that, no such assignment shall relieve Buyer of its obligations hereunder.

9.8                               Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein. Notwithstanding the foregoing, Section 5.7 is made for the benefit of the Indemnified Company Parties and the Indemnified Company Parties shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were signatories to this Agreement.

9.9                               Fees and Expenses; Transfer Taxes.

(a)                                 Except as otherwise provided in ARTICLE II and Section 5.4, whether or not the transactions contemplated hereby are consummated pursuant hereto, each party hereto shall pay all fees and expenses incurred by it or on its behalf in connection with this Agreement, and the consummation of the transactions contemplated hereby.

(b)                                 Buyer and Seller shall each be liable for and shall pay fifty percent (50%) of all applicable sales, transfer, recording, deed, stamp and other similar Taxes and fees, including, without limitation, any real property transfer or gains Taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement.  The party responsible under Applicable Law shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the other party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.10                        Counterparts and Facsimile Signatures.  This Agreement may be executed and delivered in counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.11                        Interpretation.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.  As used in this Agreement, the term “Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person; provided that Buyer’s Affiliates shall be deemed to include only Buyer’s controlled affiliates.  The term “control” means the possession, directly or indirectly, of the power to vote 50% or more of the securities or other equity interests of a Person having ordinary voting power, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

9.12                        Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that prior to the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.13                        Forum; Service of Process.  Any legal suit, action or proceeding brought by any party or any of its Affiliates arising out of or based upon this Agreement shall only be instituted in any federal or state court located in the Borough of Manhattan, New York City, New York, and each party waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

9.14                        Governing Law.  This Agreement shall be governed by the laws of the State of New York, excluding choice of law principles that would require the application of the laws of a jurisdiction other than the State of New York.

9.15                        WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM

RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.16                        Attorneys’ Fees.  In any action or proceeding instituted by a party to this Agreement arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom.

9.17                        Conflicts and Privilege.  Buyer and the Company hereby agree that, in the event a dispute arises after the Closing between Buyer or the Company and Seller, Dickstein Shapiro LLP may represent Seller in such dispute even though the interests of Seller may be directly adverse to the Company, and even though Dickstein Shapiro LLP may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company.  Buyer, Seller and the Company further agree that, as to all communications between Dickstein Shapiro LLP, the Company and Seller that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller, and shall not pass to or be claimed or controlled by the Company; provided that Seller shall waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement and the other Seller Agreements.  Notwithstanding the foregoing, in the event a dispute arises between Buyer or the Company and a Person other than Seller after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Dickstein Shapiro LLP to such Person; provided, however, that the Company may not waive such privilege without the prior written consent of Seller, which consent will not be unreasonably withheld.

ARTICLE X
DEFINITIONS

“Additional Escrow Amount” has the meaning set forth in Schedule A.

“Affiliate” has the meaning set forth in Section 9.11.

“Aggregate Consideration” means an amount equal to $78,000,000 plus the Working Capital Overage, if any, or minus the Working Capital Underage, if any.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Applicable Accounting Principles” means GAAP applied in a manner consistent with the preparation of the Balance Sheet with only the deviations or changes in GAAP or the consistency of their application as are referred to in Section 1.5 of the Disclosure Schedule (it being understood and agreed that except for the deviations set forth in Section 1.5 of the Disclosure Schedule in the event of any inconsistency between GAAP and the manner in with the Balance Sheet was prepared, GAAP shall control).

“Applicable Law” means any statute, law, ordinance, rule or regulation of a Governmental Authority applicable to Seller, the Company, Buyer or any of their respective assets, as the case may be.

“Applicable Termination Date” has the meaning set forth in Section 7.1(c).

“Annual Financial Statements” has the meaning set forth in Section 3.6(a).

“Balance Sheet” has the meaning set forth in Section 3.6(a).

“Basket” has the meaning set forth in Section 7.5(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Applicable Law or executive order to close.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Agreements” has the meaning set forth in Section 4.1.

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Cash” means, as of any date, cash and cash equivalents of the Company (other than restricted cash) as of such date, as determined in accordance with GAAP.

“Claims Notice” has the meaning set forth in Section 7.7(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” has the meaning set forth in Section 3.11(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company’s Knowledge” means the actual knowledge (after due inquiry) of Peter Wilson, Jonathan Ryckman, Erin Lifeso and Dennis Tortora.  For purposes hereof, due inquiry shall require only that each of the foregoing named individuals review with his/her direct reports each of the representations and warranties contained in Article III hereof that is relevant to such direct report based on his role and responsibilities with the Company.

“Company Plans” has the meaning set forth in Section 3.11(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Current Assets” means cash (to the extent not distributed to Seller prior to Closing), accounts receivable, inventory, prepaids and other current assets of the Company but excluding any Tax assets.

“Current Liabilities” means accounts payable, accrued expenses and other current liabilities of the Company but excluding accrued bonuses, Indebtedness, and deferred Taxes established to reflect timing differences between book and tax income.

“Damages” has the meaning set forth in Section 7.2.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to ARTICLE III.

“Dispute Notice” has the meaning set forth in Section 7.7(b)(i).

“Dispute Period” has the meaning set forth in Section 7.7(b)(i).

“Downward Adjustment Amount” has the meaning set forth in Section 1.6(d).

“Environmental Laws” means any Applicable Law or Order related to the protection of human health or the environment, or the use, treatment, storage, disposal, release or transportation of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Emergency Planning and Community Right-To-Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Water Pollution Control Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act and the Occupational Safety and Health Act, each as amended and supplemented, and any regulations promulgated pursuant to such laws, and any analogous state or local statutes or regulations.

“ERISA” has the meaning set forth in Section 3.11(a).

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means an agreement by and among Buyer, Seller and the Escrow Agent substantially in the form of Exhibit 5.9, to be executed and delivered at the Closing.

“Estimated Closing Date Indebtedness Amount” has the meaning set forth in Section 1.2.

“FDA” means the United States Food and Drug Administration.

“Final Escrow Release Date” means the date that is eighteen (18) months from the Closing Date.

“Final Working Capital” has the meaning set forth in Section 1.6(a).

“Final Indebtedness Amount” has the meaning set forth in Section 1.6(a).

“Financial Statements” has the meaning set forth in Section 3.6(a).

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 7.1(b).

“GAAP” has the meaning set forth in Section 3.6(a).

“Governmental Approval” means any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Hazardous Substance” means any hazardous waste, hazardous substance, pollutant or contaminant, including, without limitation, petroleum and petroleum products, asbestos and any other material regulated by, or that can result in liability under, applicable Environmental Laws.

“Indebtedness” means, with respect to any Person, but without duplication, (a) all indebtedness of such Person for borrowed money and all accrued interest thereon, (b) all obligations of such Person for the deferred purchase price of assets, property or services other than (x) the deferred purchase price of assets for which the Company has not yet taken delivery, and (y) trade payables and other accruals incurred in the ordinary course of business, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all capital lease obligations of such Person (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities and all obligations of such Person in respect of (x) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and (y) interest rate swap, cap or collar agreements and interest rate future or option contracts and (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person.

“Indebtedness Excess Amount” has the meaning set forth in Section 1.6(a).

“Indebtedness Deficiency Amount” has the meaning set forth in Section 1.6(a).

“Indemnification Escrow Amount” means an amount equal to $5,850,000, to be deposited into escrow pursuant to the Escrow Agreement.

“Indemnified Company Party” and “Indemnified Company Parties” have the meanings set forth in Section 5.7(a).

“Indemnified Party” has the meaning set forth in Section 7.7(c).

“Indemnifying Party” has the meaning set forth in Section 7.7(c).

“Indemnity Claim” has the meaning set forth in Section 7.7(b)(i).

“Indemnity Claim Notice” has the meaning set forth in Section 7.7(b)(i).

“Independent Accountant” means a nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing.

“Information” has the meaning set forth in Section 5.2(b).

“Infringed” has the meaning set forth in Section 3.9(c).

“Intellectual Property” has the meaning set forth in Section 3.9(b).

“IRS” has the meaning set forth in Section 3.11(b).

“Interim Financial Statements” has the meaning set forth in Section 3.6(a).

“Liabilities” of a Person means any debt, liability, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, determined, determinable or otherwise, or due or to become due) of every kind and description and including all costs and expenses related thereto, whether or not required by GAAP to be accrued on the financial statements of such Person.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, charges, claims, encumbrances, options, purchase agreements, liabilities, interests, preferences, priorities, transfer restrictions (other than restrictions under the Securities Act and state securities laws), encroachments, orders, options, warrants, rights of first refusal, title retention agreements, profits, judgments, covenants, pledges and security interests thereon except for Permitted Liens and, with respect to Real Property, Real Estate Permitted Liens.

“Material Adverse Effect” means any event, change or effect that has been or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), business, assets, results of operations of the Company, other than events, changes or effects: (i) resulting from general economic conditions; (ii) occurring generally in the industries in which the Company does business; (iii) resulting from the transactions contemplated by this Agreement or the announcement to third-parties and the public of the transactions contemplated by this Agreement; (iv) resulting from changes in laws after the date hereof; or (v) resulting from an outbreak or escalation of hostilities involving any country where the Company does business, the declaration by any country where the Company does business of a national emergency or war, or the occurrence of any acts of terrorism and any actions or reactions thereto provided, that any adverse effects referred to in clauses (i) through (iv) above shall be excluded only to the extent that such matters do not have a disproportionate impact on the Company relative to other companies which operate in the same industries and geographies as the Company.

“Material Contract” has the meaning set forth in Section 3.13.

“Net Working Capital” means, at any date, the excess of (i) all Current Assets as of such date, over (ii) all Current Liabilities as of such date, as modified by the Applicable Accounting Principles.

“Notice of Disagreement” has the meaning set forth in Section 1.6(b).

“Order” means any award, decision, judgment, injunction, order, ruling subpoena, or verdict entered, issued, made or rendered by any Governmental Authority.

“Outside Date” has the meaning set forth in Section 8.1(b).

“PBGC” has the meaning set forth in Section 3.11(c).

“Pension Plan” has the meaning set forth in Section 3.11(a).

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or similar Liens arising or incurred in the ordinary course of business for amounts that are not delinquent or are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP; (ii) Liens for Taxes, assessments and any other governmental charges which are not due and payable or which are being contested in good faith by appropriate proceedings and which proceedings are described in Section 3.12(g) of the Disclosure Schedule and for which adequate reserves have been established in accordance with GAAP; (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; (iv) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; and (v) Liens relating to the operating leases of equipment set forth in Section 3.13(g) of the Disclosure Schedule.

“Person” has the meaning set forth in Section 9.11.

“Personal Property” has the meaning set forth in Section 3.7(a).

“Plan” and “Plans” have the meanings set forth in Section 3.11(a).

“Post-Closing Tax Period”  means any taxable period beginning after the Closing Date and the portion of any Straddle Period that begins on the day following the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Refund” has the meaning set forth in Section 7.8(e).

“Prohibited Action” has the meaning set forth in Section 7.6.

“Purchase Price” has the meaning set forth in Section 1.2.

“Real Estate Permitted Liens” means:

All building codes and zoning ordinances and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property, or any portion thereof, which do not impair in any material respect the use of the Real Property to which they relate;

All easements, rights-of-way, servitudes, covenants, conditions, restrictions, reservations, licenses, agreements, imperfections of title and other similar matters which are of record or which do not impair in any material respect the present use of the Real Property to which they relate;

All electric power, telephone, gas, sanitary sewer, storm sewer, water, steam, compressed air and other utility lines, pipelines, service lines and similar facilities now located on, over or under the Real Property, and all licenses, easements, flowage rights, rights-of-way and other similar agreements relating thereto granted in the ordinary course of business which are of record or which do not impair in any material respect the present use of the Real Property to which they relate;

Liens for Taxes, assessments and any other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings and which proceedings are described in Section 3.12(g) of the Disclosure Schedule and for which adequate reserves have been established in accordance with GAAP;

All other matters that would be reflected on an updated title commitment or survey for each of the parcels of Real Property;

All existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property;

The Real Property Leases;

Any matters to which a Real Property Lease is subject or subordinate;

Mechanics’, carriers’, or workmen’s repairmen’s or similar Liens arising or incurred in the ordinary course of business for amounts that are not delinquent or are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP; and

Any Liens that will be terminated at or prior to Closing in accordance with this Agreement.

“Real Property” has the meaning set forth in Section 3.8(a).

“Real Property Lease” has the meaning set forth in Section 3.8(a).

“Safety Notices” has the meaning set forth in Section 3.14(d).

“Sale” has the meaning set forth in Section 1.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meanings set forth in the introductory paragraph of this Agreement.

“Seller 401(k) Plan” has the meaning set forth in Section 5.12(d).

“Seller Agreements” has the meaning set forth in Section 3.1.

“Seller Expenses” means all documented costs, fees and expenses incurred by the Company, or by the Company on behalf of Seller, in each case in connection with the consummation of the transactions contemplated hereby (whether incurred prior to or after the date hereof), including the fees and expenses of Dickstein Shapiro LLP and Brynwood Partners VI L.P., the brokerage fees, finder’s fees and financial advisory fees set forth on Section 3.18 of the Disclosure Schedule and employment, payroll or similar Taxes payable by the Company in connection with any compensatory payments made to employees of the Company in connection with the consummation of the transactions contemplated by this Agreement.

“Seller Indemnities” has the meaning set forth in Section 7.3.

“Seller Plans” has the meaning set forth in Section 3.11(a).

“Shares” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” has the meaning set forth in Section 7.8(a)(i).

“Target Working Capital” means $7,300,000.

“Tax” (including “Taxes”) means all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other tax, fee, charge, levy or assessment of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, whether imposed directly or indirectly pursuant to Law, as a transferee or successor, by contract or otherwise.

“Tax Claim” has the meaning set forth in Section 7.8(d)(i).

“Tax Return” means any return, declaration, report, claim for refund, statement, information return or other document required to be filed with respect to Taxes including any schedule thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.7(c).

“Upward Adjustment Amount” has the meaning set forth in Section 1.6(e).

“USDA” means the United States Department of Agriculture.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any other similar state law.

“Welfare Plan” has the meaning set forth in Section 3.11(a).

“Working Capital Escrow Amount” means an amount equal to $500,000, to be deposited into escrow pursuant to the Escrow Agreement.

“Working Capital Estimate” has the meaning set forth in Section 1.5.

“Working Capital Overage” has the meaning set forth in Section 1.5.

“Working Capital Statement” has the meaning set forth in Section 1.6(a).

“Working Capital Underage” has the meaning set forth in Section 1.5.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NBTY, INC.

By:	/s/ Christopher Brennan

Name: Christopher Brennan

Title: Senior Vice President, General Counsel

BALANCE BAR HOLDINGS LLC

By:	/s/ Ian McTaggart
Name: Ian MacTaggart

Title: Manager

BALANCE BAR COMPANY

By:	/s/ Peter Wilson, Jr.
Name: Peter Wilson, Jr.

Title: President/CEO

Schedule A

List of Disclosure Schedules

Section 1.5 - Applicable Accounting Principles

Section 2.3 - Government Approvals

Section 3.3 - Capitalization

Section 3.5 - No Violation, Consents and Approvals

Section 3.6(a) - Financial Statements

Section 3.7 - Personal Property

Section 3.8 - Real Property

Section 3.9 - Intellectual Property

Section 3.10 - Litigation

Section 3.11 - Employee Benefit Plans

Section 3.12 - Taxes

Section 3.13 - Contracts and Commitments

Section 3.14 - Compliance with Laws

Section 3.15 - Labor Matters

Section 3.16 - Environmental Matters

Section 3.17 - Material Suppliers and Customers

Section 3.18 - Brokers

Section 5.1 - Conduct of the Company’s Business

Section 5.7 - Officer and Director Indemnification and Insurance

Section 5.10 - Payment of Indebtedness, Seller Expenses